STOCK PURCHASE AGREEMENT

by and among

The KEYW Corporation

The KEYW Holding Corporation

Poole & Associates, Inc.

The Stockholders of Poole & Associates, Inc.

and

The Representative of the Sellers

Dated as of September 10, 2012

EXHIBITS

Exhibit A-1:	Deposit Escrow Agreement
Exhibit A-2:	Indemnity Escrow Agreement
Exhibit B:	Sample Working Capital Calculation
Exhibit C:	Employment Agreement A
Exhibit D:	Employment Agreement B
Exhibit E:	Noncompetition Agreement A
Exhibit F:	Noncompetition Agreement B

SCHEDULES

Disclosure Schedule

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 10, 2012 is entered into by and among The KEYW Corporation, a Maryland corporation (the “Purchaser”), Poole & Associates, Inc., a Maryland corporation (the “Company”), each of the persons listed on the signature pages attached hereto as a Seller (each a “Seller” and collectively the “Sellers”), who are stockholders of the Company, The KEYW Holding Corporation, a Maryland corporation (“Parent”) which is joining this Agreement for the limited purpose of making certain representations and warranties contained herein as described hereafter, and Michael Poole, as the representative of the Sellers hereunder (the “Sellers’ Representative”). The Purchaser, Parent, Company, each of the Sellers and the Sellers’ Representative are referred to herein as a “Party” and together as the “Parties”.

WITNESSETH:

WHEREAS, the Sellers own all of the issued and outstanding shares of the capital stock of the Company;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Sellers desire to sell, and the Purchaser desires to acquire, all of the outstanding capital stock of the Company;

WHEREAS, prior to or contemporaneous with the execution of this Agreement, the Company has delivered to Purchaser an action by unanimous written consent of the stockholders and board of directors of the Company authorizing and approving this Agreement and the transactions contemplated hereby on the terms and conditions set forth herein, and ratifying any prior actions of the Company as required by Purchaser;

WHEREAS, prior to or contemporaneous with the execution of this Agreement, the Sellers have delivered to Purchaser documentation evidencing the Sellers appointment of the Sellers’ Representative to act as set forth herein;

WHEREAS, Parent owns all of the outstanding capital stock of Purchaser and has agreed to join in this Agreement for the limited purpose of making the representations and warranties set forth in Article V herein, and for no other purpose; and

WHEREAS, prior to or contemporaneous with the execution of this Agreement, the Purchaser and Parent have delivered to the Company resolutions of the boards of directors of each of Purchaser and Parent authorizing and approving this Agreement and the transactions contemplated hereby on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the Parties hereto agree as follows:

Article I. DEFINITIONS

Section 1.01         Definitions.

The following terms shall have the respective meanings set forth below throughout this Agreement:

“Accounts Receivable” means the accounts receivable, and any other accounts, notes and other receivables of the Company, calculating using line items and methodology consistent with the Balance Sheet.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Consideration” shall have the meaning set forth in Section 2.03(a).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Agreement Notice” shall have the meaning set forth in Section 2.01(b)(iii).

“Balance Sheet” means the audited balance sheet of the Company as of July 31, 2012.

“Balance Sheet Date” means the date of the Balance Sheet.

“Basket Amount” shall have the meaning set forth in Section 7.06(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Baltimore, MD are authorized or obligated by Law or executive order to close.

“Cap” shall have the meaning set forth in Section 7.06(b).

“Claim Notice” shall have the meaning set forth in Section 2.01(b)(iii).

“Claims” shall have the meaning set forth in Section 7.05.

“Closing” means the consummation of the transactions set forth in Article II.

“Closing Cash Payment” shall have the meaning set forth in Section 2.03(a)(i).

“Closing Date” shall have the meaning set forth in Section 2.01.

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“Closing Date Net Working Capital” shall have the meaning set forth in Section 2.03(c).

“Closing Price” shall have the meaning set forth in Section 2.03(a)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable; provided, however, that a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would result in a material adverse change in the benefits to such Person of this Agreement or the transactions contemplated hereby, to make any change to its business, to incur any fees or expenses (other than normal and usual filing fees, processing fees and incidental expenses), to commence any litigation or to incur any other material burden.

“Commitment Letter” means the letter agreement dated September 10, 2012 between The KEYW Corporation and Royal Bank of Canada (“RBC”) relating to the commitment of RBC to provide Two Hundred Twenty Five Million Dollars ($225,000,000) (as such amount may be adjusted pursuant to the terms of the letter agreement) to The KEYW Corporation under Senior Credit Facilities (as such term is defined in the letter agreement), which letter agreement has been provided to the Company and the Sellers.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities (contingent or otherwise), prospects, properties, results of operations, or financial condition of the Company; provided, however, that effects caused solely by (a) adverse changes in general economic or political conditions or (b) changes in Laws or orders of any Governmental Authority or changes in GAAP or other applicable accounting rules, in each case, which do not affect the Company disproportionately to other companies in their industry, shall be deemed to not constitute a “Company Material Adverse Effect” and shall not be considered in determining whether a “Company Material Adverse Effect” has occurred. The party who is asserting or relying on the occurrence or non-occurrence of a Company Material Adverse Effect has the burden of proof in establishing the occurrence or non-occurrence of the Company Material Adverse Effect.

“Company’s Breach Damages” shall have the meaning set forth in Section 11.02(b).

“Company Termination Fee” shall have the meaning set forth in Section 11.02(b).

“Confidential Information” shall have the meaning set forth in Section 6.01(b).

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“Current Assets” and “Current Liabilities” mean, as of any date, the current assets (including any cash) and current liabilities, of the Company as of such date, determined in accordance with GAAP and using the same accounting principles, policies, practices, classifications and methodologies used in preparation of the Financial Statements, and not considering any event, change or effect occurring subsequent to the Closing.

“Deposit” shall have the meaning set forth in Section 2.01(b).

“Deposit Escrow Account” shall have the meaning set forth in Section 2.01(b).

“Deposit Escrow Agreement” shall have the meaning set forth in Section 2.01(b).

“Disclosure Schedule” shall have the meaning set forth in the preamble to Article III.

“Dispute Notice” shall have the meaning set forth in Section 2.03(c).

“Employment Agreement A” shall have the meaning set forth in Section 2.06(b).

“Employment Agreement B” shall have the meaning set forth in Section 2.06(b).

“Environmental Laws” means any applicable Laws relating to (a) the remediation, generation, production, installation, use, storage, treatment, transportation, release, or disposal of Hazardous Materials or (b) the protection of natural resources, the environment, or human health and safety including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sections 9601 et seq. (“CERCLA”), the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C § 2701 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it relates to Hazardous Materials), as such Laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous applicable foreign, federal, state or local Laws.

“ERISA” shall have the meaning set forth in Section 3.18(a).

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or any of its Affiliates would be deemed a single employer for purposes of Section 4001 of ERISA or Section 414 of the Code.

“Escrow Agent” shall have the meaning set forth in Section 2.03(g).

“Escrow Amount” shall have the meaning set forth in Section 2.03(g).

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“Estimated Closing Date Net Working Capital” shall have the meaning set forth in Section 2.03(b).

“Excess Estimated Working Capital Holdback” shall have the meaning set forth in Section 2.03(a)(i).

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Export Approvals” shall mean export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for (i) the export, import and re-export of products, services, software, technologies and data, and (ii) releases of technologies, data and software to foreign nationals located in the U.S. and abroad.

“Financial Statements” shall have the meaning set forth in Section 3.06.

“Final Closing Date Net Working Capital” shall have the meaning set forth in Section 2.03(c).

“Flow of Funds Memorandum” shall have the meaning set forth in Section 2.03(f).

“Foreign Plan” shall have the meaning set forth in Section 3.18(g).

“Fundamental Representations” shall have the meaning set forth in Section 7.06(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Contract” means any contract with a Governmental Authority, including any Government Prime Contract, Government Subcontract, Offer or Teaming Agreement and any current proposals related to the foregoing and contracts issued in response to any such proposals, in each case including any Loss Contracts.

“Government Prime Contract” means any prime contract, basic ordering agreement, letter contract, purchase order, delivery order, task order, change, arrangement or other commitment of any kind, on which final payment has not been made and close-out not completed, between the Company and a Governmental Authority.

“Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, task order, change, arrangement or other commitment of any kind, on which final payment has not been made, between the Company and any prime contractor to a Governmental Authority or any subcontractor with respect to a Government Prime Contract.

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“Governmental Authority” means any government or political subdivision, whether federal, state, local, foreign or supranational, or any agency, authority, official or instrumentality of any such government or political subdivision, or any federal, state, local, foreign or supranational court, tribunal or arbitrator.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases) that are listed, regulated or defined under any Environmental Laws, including but not limited to “hazardous substances” listed under “CERCLA” and petroleum or any derivatives thereof.

“Indemnity Escrow Account” shall have the meaning set forth in Section 2.03(g).

“Indemnity Escrow Agreement” shall have the meaning set forth in Section 2.03(g).

“Import and Export Control Laws” shall mean any U.S. or applicable non-U.S. Law, regulation or order governing (i) imports, exports, re-exports or transfers of products, services, software, technologies, information, documents or data from or to the United States or another country; (ii) any release of technology, software or data in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the U.S., or a protected individual as defined by 8 U.S.C. § 1324(b)(3)) located in the U.S. or abroad; (iii) economic sanctions or embargoes or (iv) compliance with unsanctioned foreign boycotts, including but not limited to the Arms Control Act, International Traffic in Arms Regulations, Export Administration Regulations and economic sanction programs administered by the Office of Foreign Assets Control.

“Indebtedness” means all indebtedness of a Person for borrowed money, whether secured or unsecured, including, without limitation, (a) all indebtedness of the Company for money borrowed from a lender; (b) indebtedness of such a Person for the deferred purchase price of property or services represented by a note, earn-out or contingent purchase payment; (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (d) all indebtedness of such Person secured by a mortgage or other Lien to secure all or part of the purchase price of the property subject to such lien or mortgage; (e) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (f) any liability of such Person in respect of banker’s acceptances or letters of credit; (g) notes payable and agreements representing extensions of credit whether or not representing obligations for borrowed money; (h) guarantees securing indebtedness for borrowed money; (i) all deferred compensation obligations, including (x) all payment obligations under any non-qualified deferred compensation plan of the Company (the “Non-Qualified Deferred Compensation Plans”) and (y) any underfunded pension or post-retirement liabilities of the Company (the “Underfunded Liabilities”); (j) all bonus payment obligations incurred by the Company in connection with a change of control of the Company; (k) any obligations under any interest rate swap agreements; and (l) all interest, any premiums payable or any other costs, fees or charges (including any prepayment penalties) on any instruments or obligations described in clauses (a) through (k) hereof, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to, simultaneous with or following the Closing.

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“Indemnified Party” and “Indemnifying Party” shall have the meanings set forth in Section 7.05(a).

“Independent Accounting Firm” shall have the meaning set forth in Section 2.03(c).

“Intellectual Property” means all rights in intellectual property of any type throughout the world including (a) patents, patent applications and statutory invention registrations, including continuations, continuations-in-part, divisions, provisions, non-provisions, reexaminations, reissues and extensions; (b) trademarks, service marks, trade names, brand names, trade dress, logos and corporate names, slogans and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof; (c) copyrights, whether registered or unregistered, works of authorship, database rights, and registrations and applications for registration thereof; (d) trade secrets, including confidential information and know-how; (e) domain names; (f) moral rights; (g) shop rights; (h) inventions (whether patentable or unpatentable), invention disclosures, industrial design rights, industrial models and utility models; (i) discoveries, ideas, developments, data, technical, business and other information, including methodology, processes, techniques, methods, formulae, designs, algorithms, prospect lists, customer lists, projections, analyses, market studies, manufacturing or marketing information, blueprints, drawings, chemical compositions, market research, specifications and methods of manufacture; (j) mask works and other semiconductor chip rights and registrations thereof; (k) computer programs and software including source code, object code, data and databases, and any user documentation, libraries, data and other information related to such computer programs and software; (l) the right and power to assert, defend and recover title to any of the foregoing; (m) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use of other violation of any of the foregoing; and (n) all rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Inventory” means all raw materials, work-in-process, goods, supplies, inventory, spare parts, replacement and component parts, and materials used or consumed in a Person’s business.

“IRS” shall have the meaning set forth in Section 3.18(a).

“Knowledge of the Company” means the knowledge of the Company’s officers and directors and each Seller after due inquiry and investigation.

“Law” means any law, statute, code, ordinance, regulation or other legally enforceable requirement of any Governmental Authority.

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“Lien” means any mortgage, lien, option, encumbrance, assignment, restriction, pledge, claim, interest, security interest, hypothecation, lease, sublease, license, adverse claim, easement, encroachment, right-of-way, burden, title defect, title retention agreement, voting trust agreement, right of first refusal, preemptive right, put, call, restriction on transfer, charge or other encumbrance, restriction or limitation, in each case other than any Lien for Taxes not yet due or delinquent.

“Lock-Up Period” shall have the meaning set forth in Section 6.06(a).

“Loss Contracts” means any contract for the sale of goods and/or services which, after allocation of costs including overhead and general and administrative expenses, would result in less revenue than those direct and allocable costs.

“Losses” shall have the meaning set forth in Section 7.02.

“Material Contracts” shall have the meaning set forth in Section 3.08.

“NDA” shall have the meaning set forth in Section 11.02(a).

“Net Working Capital” means Current Assets minus Current Liabilities.

“Noncompetition Agreement A” shall have the meaning set forth in Section 2.06(g).

“Noncompetition Agreement B” shall have the meaning set forth in Section 2.06(r).

“Objection Notice” shall have the meaning set forth in Section 2.01(b)(iii).

“Offer” means an “offer” to which the Company is a party as defined in the Federal Acquisition Regulation (“FAR”) 2.101.

“Open Source Materials” means all software, documentation or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Outside Date” shall have the meaning set forth in Section 2.01(b).

“PBGC” shall have the meaning set forth in Section 3.18(h).

“Parent” means The KEYW Holding Corporation, which owns one hundred percent (100%) of the outstanding capital stock of the Purchaser.

“Parent Common Stock” means unregistered shares of common stock of The KEYW Holding Corporation, par value $0.001 per share.

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“Parent Registration Statement” shall have the meaning set forth in Section 5.08.

“Permitted Investments” shall have the meaning set forth in Section 6.01(a).

“Permitted Use” shall have the meaning set forth in Section 6.02(b).

“Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, joint venture, unincorporated organization, governmental, judicial or regulatory body, business unit, division or any other business entity, organization or Governmental Authority.

“Plans” shall have the meaning set forth in Section 3.18(a).

“Post-Closing Tax Period” shall have the meaning set forth in Section 6.05(b).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 6.05(b).

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Purchaser Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate, would materially impair or delay the ability of the Purchaser to perform its obligations under this Agreement or under any other Transaction Document or to consummate the transaction contemplated by Article II. The party who is asserting or relying on the occurrence or non-occurrence of a Purchaser Material Adverse Effect has the burden of proof in establishing the occurrence or non-occurrence of the Purchaser Material Adverse Effect.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 7.02.

“Purchaser’s Breach Damages” shall have the meaning set forth in Section 11.02(b).

“Purchaser Termination Fee” shall have the meaning set forth in Section 11.02(b).

“Real Property” shall have the meaning set forth in Section 3.09(c).

“Release” and “Releasees” shall have the meanings set forth in Section 6.07(b).

“Response Period” shall have the meaning set forth in Section 2.01(b)(iii).

“Restricted Period” shall have the meaning set forth in Section 6.01(a).

“Restricted Person” shall have the meaning set forth in Section 6.01(a)(iii).

“Sample Working Capital Calculation” shall have the meaning set forth in Section 2.03(b).

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“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller Indemnified Parties” shall have the meaning set forth in Section 7.04.

“Seller” and “Sellers” shall have the meanings set forth in the preamble hereto.

“Sellers’ Representative” shall have the meaning set forth in Section 2.05.

“Shares” means all of the issued and outstanding shares of capital stock of the Company.

“Straddle Period” shall have the meaning set forth in Section 6.05(b).

“Target Net Working Capital” shall have the meaning set forth in Section 2.03(a)(i).

“Tax” or “Taxes” means any taxes of any kind, including but not limited to any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, branch, profits, license, withholding, payroll, social security, unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other similar taxes (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed by any governmental or Tax authority.

“Tax Matter” shall have the meaning set forth in Section 6.05(e).

“Tax Returns” means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed with any Tax authority (including any schedule or attachment thereto) with respect to the Company, including any amendment thereof.

“Teaming Agreement” means a “contractor team arrangement(s),” as referenced in the FAR Subpart 9.601, to which the Company is a party.

“Term Sheet” shall have the meaning set forth in Section 11.02(a).

“Transaction Documents” means this Agreement, the Deposit Escrow Agreement, the Indemnity Escrow Agreement, Noncompetition Agreement A, Noncompetition Agreement B and all certificates and instruments delivered by the Parties in accordance with the terms hereof, including those referenced in Sections 10.02(b) and 10.03(a).

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“VCP Filing” shall have the meaning set forth in Section 8.03.

“WARN Act” shall have the meaning set forth in Section 3.19(c).

Article II. SALE AND PURCHASE OF SHARES

Section 2.01         Closing.

(a)          Subject to and upon the terms and conditions set forth in this Agreement, on the Closing Date, Sellers will sell the Shares to Purchaser, and Purchaser will purchase the Shares from Sellers. The closing of the sale and purchase of the Shares (the “Closing”) shall take place at the offices of Astrachan Gunst Thomas Rubin, P.C., 217 E. Redwood Street, Suite 2100, Baltimore, Maryland 21202, commencing at 10:00 a.m. local time on a date within three Business Days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than those conditions which by their terms are to be satisfied at the Closing), or such other date as the Parties may mutually determine, provided, however, that the Closing must occur by the Outside Date. The day on which the Closing actually occurs is herein sometimes referred to as the “Closing Date”. The Closing shall be effective as of 11:59 p.m. (Eastern Standard Time) on the Closing Date. By agreement of the Parties, the Closing may take place by conference call, telecopy or e-mail with exchange of original signatures by overnight mail.

(b)          The Parties acknowledge and agree that the “Outside Date” to consummate and close the transactions described herein shall be the later of (A) October 19, 2012 or (B) extended to not later than November 30, 2012 provided that Purchaser (x) delivers written notice to Company on or before October 19, 2012 informing Company of its election to extend the outside date to November 30, 2012 and (y) deposits into the an escrow account (the “Deposit Escrow Account”), on or before October 19, 2012, Four Million Dollars ($4,000,000) (the “Deposit”), representing the amount of the Purchaser Termination Fee, to be held pursuant to the Deposit Escrow Agreement attached hereto as Exhibit A-1 (the “Deposit Escrow Agreement”) and released as provided in the Deposit Escrow Agreement and this Section 2.01(b).

(i)          If, in connection with an extension of the Outside Date to November 30, 2012 by the Purchaser, the Purchaser has paid the Deposit into the Deposit Escrow Account, such Deposit shall be released to Purchaser on the Closing Date for Purchaser to apply toward the Aggregate Consideration to be paid by the Purchaser on any Closing Date that occurs on or prior to the Outside Date.

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(ii)         In the event the Company, Sellers and Sellers’ Representative are not in material breach of their obligations under this Agreement and the Company terminates this Agreement pursuant to Section 11.01(c) due to a failure of the Purchaser and Parent to fulfill the conditions set forth in Section 10.02(a) or 10.03(a) or due to a material default by Purchaser or Parent hereunder, if the Purchaser has paid the Deposit into the Deposit Escrow Account, the Company may submit a “Claim Notice” to the Escrow Agent and the Purchaser requesting that the Deposit be released from the Deposit Escrow Account and paid to the Company in satisfaction of the Purchaser Termination Fee. A “Claim Notice” shall be deemed to have been given if Company delivers to the Escrow Agent and the Purchaser a written notice containing a description of the circumstances supporting the Company’s belief that the Purchaser and Parent have failed to fulfill the conditions set forth in Section 10.02(a) or 10.03(a) of this Agreement or have committed a material default under this Agreement. Within ten (10) Business Days following its receipt of any Claim Notice (the “Response Period”), the Purchaser may notify the Company and the Escrow Agent in writing as to whether it agrees (an “Agreement Notice”) or disagrees (an “Objection Notice”) with the Claim Notice. If Purchaser delivers an Agreement Notice, or does not give an Objection Notice within the Response Period, then Company shall, immediately upon its receipt of the Agreement Notice or upon the expiration of the Response Period, as applicable, be entitled to have the Deposit released from the Deposit Escrow Account and paid to the Company in full satisfaction of the Purchaser Termination Fee. If an Objection Notice is given within the Response Period, the Deposit shall not be released from escrow until the Escrow Agent: (A) receives joint written instructions from the Company and the Purchaser, in which case the Escrow Agent shall disburse the Deposit (or any portion thereof) as directed in the joint instruction letter; or (B) receives a final nonappealable award or order of a court of competent jurisdiction with respect to the Company’s entitlement to the Purchaser Termination Fee, in which case the Deposit shall be disbursed to the Company or the Purchaser in accordance with such award or order; or (C) receives a final appealable award or order of a court of competent jurisdiction with respect to the Company’s entitlement to the Purchaser Termination Fee and written statements signed by the owing Party and the receiving Party that each has elected not to appeal such award or order, in which case the Deposit shall be disbursed to the Company or the Purchaser in accordance with such award or order.

(iii)        If the Purchaser has paid the Deposit into the Deposit Escrow Account and this Agreement is terminated pursuant to Section 11.01(a), (b), (d), (e), (f), (g) or (h) herein, the Deposit shall be released from the Deposit Escrow Account and paid to the Purchaser upon the Purchaser’s submission of a written request to the Escrow Agent for release of the Deposit together with a copy of the written notice of termination pursuant to any of the Sections listed above in this Section 2.01(b)(iii).

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(iv)        If the Purchaser has paid the Deposit into the Deposit Escrow Account and on or before the Outside Date this Agreement has not been terminated in accordance with Section 11.01 herein and the transactions described herein have not been consummated and closed, the Deposit shall be released from the Deposit Escrow Account and paid to the Purchaser upon the Purchaser’s submission of a written request to the Escrow Agent for release of the Deposit.

Section 2.02         Transfer of Shares.

Upon the terms and subject to the conditions of this Agreement, on and as of the Closing Date, the Sellers hereby sell, assign and transfer, and the Purchaser hereby purchases, the Shares, free and clear of all Liens.

Section 2.03         Aggregate Consideration.

(a)          Subject to the terms and conditions of this Agreement, in reliance upon the representations, warranties, covenants and agreements of the Sellers and Company set forth herein, and as consideration for the purchase and sale of the Shares, on and as of the Closing Date, the Purchaser agrees to pay and transfer, and/or cause its Parent to pay and transfer on its behalf hereunder, to the Sellers in the proportions set forth on Schedule 2.03(e), the following consideration (collectively, the “Aggregate Consideration”):

(i)          (A) A cash payment (the “Closing Cash Payment”), payable in the manner set forth in Section 2.03(f) below, equal to One Hundred Million Dollars ($100,000,000), minus the amount, if any, by which Estimated Closing Date Net Working Capital is less than Two Million Dollars ($2,000,000) (the “Target Net Working Capital”), OR plus fifty percent (50%) of the amount, if any, by which the Estimated Closing Date Net Working Capital exceeds the Target Net Working Capital, with the remaining fifty percent (50%) of such amount (the “Excess Estimated Working Capital Holdback”) held by the Purchaser until determination of the Final Closing Date Net Working Capital pursuant to Section 2.03(c), at which time it shall be paid or retained as provided in Section 2.03(d); and (B) Sixteen Million Dollars ($16,000,000) to the Indemnity Escrow Account as set forth in Section 2.03(g) below;

(ii)         That number of shares of Parent Common Stock determined by dividing Ten Million Dollars ($10,000,000) by the average closing market price of Parent’s registered common stock as reported on the NASDAQ Global Market over the last ten (10) trading days ending three (3) calendar days prior to the Closing Date (the “Closing Price”), to be issued to the Sellers by Parent as indicated on Schedule 2.03(a)(ii); and

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(iii)        The amount, if any, determined pursuant to Sections 2.03(d) and (e) below within the time frame set forth therein.

(b)          No later than one day prior to the Closing Date, the Company shall deliver to Purchaser a good faith estimate of the Closing Date Net Working Capital and attach the estimate to this Agreement as Schedule 2.03(b) (“Estimated Closing Date Net Working Capital”). The calculation of Estimated Closing Date Net Working Capital shall be in the form and use the methodology set forth in Exhibit B hereto (“Sample Working Capital Calculation”). The Closing Cash Payment shall be adjusted based on the Estimated Closing Date Net Working Capital as set forth in Section 2.03(a)(i)(A) above.

(c)          Within ninety (90) days after the Closing Date, the Purchaser shall have prepared and delivered to the Sellers’ Representative the calculation of Net Working Capital as of the Closing Date (the “Closing Date Net Working Capital”). The calculation of Closing Date Net Working Capital shall be in the form and use the methodology set forth on Exhibit B hereto. The Purchaser’s calculation of the Closing Date Net Working Capital shall be final and binding on the Parties unless, within thirty (30) days after delivery thereof to the Sellers’ Representative, the Sellers’ Representative delivers to the Purchaser a written notice of dispute (a “Dispute Notice”) specifying in reasonable detail the items in dispute. Such items in dispute shall be limited to arithmetic error or use of accounting principles, policies, practices, classifications or methodologies other than those set forth in Exhibit B. After delivery of a Dispute Notice, the Sellers’ Representative and the Purchaser shall promptly negotiate in good faith with respect to the subject of the Dispute Notice, and if they are unable to reach an agreement within fifteen (15) days after delivery by the Sellers’ Representative of the Dispute Notice, the dispute shall be submitted to Grant Thornton LLP, or such other independent public accounting firm as mutually agreed to by the Purchaser and the Sellers’ Representative (the “Independent Accounting Firm”) for resolution. The Independent Accounting Firm shall be directed to issue a final and binding decision within thirty (30) days of submission of the Dispute Notice to the Independent Accounting Firm, as to the issues of disagreement referred to in the Dispute Notice and not resolved by the Purchaser and the Sellers’ Representative, provided that, (i) in resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party; and (ii) in no event shall Closing Date Net Working Capital as determined by the Independent Accounting Firm be less than Purchaser’s calculation of the Closing Date Net Working Capital nor more than the Sellers’ Representative calculation of Closing Date Net Working Capital set forth in the Dispute Notice. The decision of the Independent Accounting Firm shall be final, conclusive and binding on the Parties. The fees and expenses of the Independent Accounting Firm shall be borne one-half by the Sellers and one-half by the Purchaser. The Closing Date Net Working Capital finally determined under this Section 2.03(c) shall be referred to as the “Final Closing Date Net Working Capital”.

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(d)          If the Final Closing Date Net Working Capital as determined pursuant to Section 2.03(c) above is greater than the Estimated Closing Date Net Working Capital, the Purchaser shall pay such excess, together with any Excess Estimated Working Capital Holdback amount, to the Sellers’ Representative for distribution to the Sellers as set forth in Schedule 2.03(e). If the Final Closing Date Net Working Capital as determined pursuant to Section 2.03(c) above is less than the Estimated Closing Date Net Working Capital, the Parties shall determine the dollar amount by which the Estimated Closing Date Net Working Capital exceeds the Final Closing Date Net Working Capital less the amount of the Excess Estimated Working Capital Holdback, and (i) if such result is a negative number, the Purchaser shall pay said amount (i.e. the amount of the negative number without regard to the fact such number is negative) to the Sellers’ Representative for distribution to the Sellers as set forth in Schedule 2.03(e) and the Purchaser shall retain any additional Excess Estimated Working Capital Holdback amount, (ii) if the result is zero, then the Purchaser shall retain the Excess Estimated Working Capital Holdback amount; or (iii) if such result is a positive number, the Purchaser shall retain the entire Excess Estimated Working Capital Holdback amount and the Sellers, jointly and severally, shall pay the Purchaser in cash, within five (5) Business Days after determination of the Final Closing Date Net Working Capital, the full amount of the shortfall (i.e. the amount of the positive number that results from the calculation). Each Seller shall be jointly and severally liable for the amount of any such shortfall pursuant to this Section 2.03(d) and such liability shall be in addition to, independent of, and not subject to any deductible, basket, cap or any limitations, thresholds or exclusivity provisions set forth in Article VII or elsewhere in this Agreement.

(e)          Each Seller shall receive each portion of the Aggregate Consideration under this Section 2.03, as set forth next to such Seller’s name on Schedule 2.03(e).

(f)           On and as of the Closing Date, Purchaser will pay the Closing Cash Payment by wire transfer of immediately available funds to the recipients as designated in a flow of funds memorandum (with wire instructions for the below payments or instructions to pay certain amounts by check) prepared by the Sellers and Company and reasonably acceptable to Purchaser (the “Flow of Funds Memorandum”) and containing the following:

(i)          The amount of any Indebtedness (if any) that will be paid at Closing;

(ii)         The amount of expenses payable by the Sellers and the Company in connection with the consummation of the transactions contemplated hereby (e.g., payment to legal counsel, accountants and financial advisors) to the extent remaining unpaid as of the Closing; and

(iii)        The Closing Cash Payment (less the amounts set forth in clauses (i) and (ii) above) to Sellers.

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(g)           On the Closing Date, Sixteen Million Dollars ($16,000,000) (the “Escrow Amount”), that would otherwise be delivered to the Sellers as part of the Aggregate Consideration pursuant to Section 2.03(a), shall be transferred to a separate escrow account (the “Indemnity Escrow Account”). The Escrow Amount shall be held in escrow until the end of the eighteenth (18) month period following the Closing Date (or as otherwise set forth in the Indemnity Escrow Agreement), as partial security for the indemnification obligations of the Sellers set forth in this Agreement. The Escrow Amount and the release thereof to the Purchaser and Sellers shall be governed by the terms and conditions of an escrow agreement among the Sellers’ Representative (on behalf of the Sellers), the Purchaser and Manufacturers and Traders Trust Company (the “Escrow Agent”) in the form attached hereto as Exhibit A-2 (the “Indemnity Escrow Agreement”).

Section 2.04         Transfer of Stock.

(a)          With respect to the shares of the Parent Common Stock to be issued to the Sellers as described in Section 2.03(a), the Purchaser is transferring and conveying such shares to the Sellers along with certificates representing such shares, bearing such restrictive legends as may be required by Parent’s legal counsel and transfer agent, consistent with the terms of this Agreement, including Sections 4.06 and 6.06.

(b)          The Sellers are transferring and conveying the Shares to the Purchaser along with certificates representing the Shares, duly endorsed in blank or with stock powers duly endorsed in blank, in proper form for transfer.

Section 2.05         Sellers’ Representative.

(a)          Each of the Sellers, by execution of this Agreement, hereby irrevocably constitutes and appoints Michael Poole as the sole, exclusive, true and lawful agent, representative and attorney-in-fact for such Sellers (“Sellers’ Representative”) for any and all matters relating to, arising out of, or in connection with, this Agreement and the Indemnity Escrow Agreement, including for purposes of taking any action or omitting to take action on behalf of Sellers under this Agreement and the Indemnity Escrow Agreement. The Sellers’ Representative hereby accepts such appointment. All actions, notices, communications and determinations by or on behalf of Sellers shall be given or made by Sellers’ Representative and all such actions, notices, communications and determinations by the Sellers’ Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, any of and all Sellers. By giving notice to the Sellers’ Representative in the manner provided by Section 9.01, Purchaser shall be deemed to have given notice to all Sellers. Any action taken by the Sellers’ Representative may be considered by Purchaser to be the action of Sellers for whom such action was taken for all purposes of this Agreement and the Indemnity Escrow Agreement.

(b)          If Sellers’ Representative dies or becomes legally incapacitated, then those Sellers holding a majority of the Shares as of the Closing Date promptly shall designate in writing to Purchaser a single individual to replace the deceased or legally incapacitated Sellers’ Representative as the successor Sellers’ Representative hereunder. If at any time there shall not be a Sellers’ Representative or Sellers so fail to designate a successor Sellers’ Representative, then Purchaser may have a court of competent jurisdiction appoint a Sellers’ Representative hereunder. Any such successor Sellers’ Representative shall succeed to all of the rights and obligations of the Sellers’ Representative hereunder.

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(c)          Without limiting the generality of the foregoing Sellers’ Representative is designated as the sole and exclusive agent, representative and attorney-in-fact for each Seller for all purposes related to this Agreement, including (i) service of process upon Sellers, (ii) executing and delivering to Purchaser or any other Person on behalf of any of or all Sellers any and all instruments, certificates, documents and agreements with respect to the transactions contemplated hereby, including the Indemnity Escrow Agreement, (iii) receipt of all notices on behalf of Sellers with respect to any matter, suit, claim, action or proceeding arising with respect to the sale of the Shares or any transaction contemplated by this Agreement including the defense, settlement or compromise of any claim, action or proceeding pursuant to Section 2.03(c), 6.04(f) or Article VII of this Agreement, (iv) to disburse any funds received hereunder to such Seller and each other Seller, (v) to execute and deliver on behalf of such Seller any amendment or waiver hereto, (vi) to take all other actions to be taken by or on behalf of such Seller in connection herewith, including, without limitation, the execution, delivery and performance of the Indemnity Escrow Agreement, (vii) to do each and every act and exercise any and all rights which such Seller or the Sellers, as applicable, collectively are permitted or required to do or exercise under this Agreement, and (viii) to resolve claims under the Indemnity Escrow Agreement, including, but not limited to, all matters concerning any Dispute Notice under Section 2.03(c), and claims for indemnification under Section 6.04(f) and Article VII of this Agreement. All decisions and actions by the Sellers’ Representative (to the extent authorized by this Agreement) shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest same. Sellers may act only through Sellers’ Representative and Purchaser shall be entitled to rely on Sellers’ Representative’s authority as the agent, representative and attorney-in-fact of Sellers for all purposes hereunder and under the Indemnity Escrow Agreement and shall have no liability for any such reliance. None of Sellers may revoke the authority of Sellers’ Representative. Each Seller hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action taken by Sellers’ Representative in the exercise of the power-of-attorney granted to Sellers’ Representative pursuant to this Section 2.05, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity, incompetence, bankruptcy, dissolution or liquidation of such Seller. Any payment made to Sellers’ Representative pursuant to this Agreement shall be deemed to have been made to Sellers.

(d)          The Sellers’ Representative shall not be liable to any Seller for any act or omission taken pursuant to or in conjunction with this Agreement and the Indemnity Escrow Agreement, except for his own gross negligence or willful misconduct. Each Seller agrees, jointly and severally with the other Sellers, to indemnify and hold harmless the Sellers’ Representative against all Losses incurred by the Sellers’ Representative in connection with the performance of the Sellers’ Representative’s duties as the Sellers’ Representative, including, without limitation, any action, suit or proceeding to which the Sellers’ Representative is made a party by reason of the fact he is or was acting as Sellers’ Representative under this Agreement and the Indemnity Escrow Agreement, as the same may be amended, modified or supplemented, except such liability and expense as may result from the gross negligence or willful misconduct of Sellers’ Representative.

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Section 2.06         Deliveries of Sellers at Closing.

At the Closing, the Sellers shall deliver or cause to be delivered to Purchaser:

(a)          Certificate(s) representing the Shares, free and clear of all Liens, duly endorsed to Purchaser or accompanied by duly executed stock powers;

(b)          the Employment Agreement in the form attached hereto as Exhibit C (“Employment Agreement A”), duly executed by Michael Poole and the Employment Agreements in the form attached hereto as Exhibit D (“Employment Agreement B”), duly executed by each of the following Sellers: Kimberly Wiley, Theresa Servais, Janet Schoenfeld, David Baer and Laureen Szwed;

(c)          the written resignations, effective immediately after the Closing Date, of each of the directors and officers of the Company;

(d)          any consents and approvals relating to the Company required to be obtained to effectuate the execution and delivery of this Agreement and the transactions contemplated hereby, from any Governmental Authority or any third party under any lease, contract or agreement, which consents are listed and described on Schedules 3.03 and 3.04 hereto;

(e)          payoff statements from the appropriate Persons relating to all items of Indebtedness that are required to be paid off at or in connection with the Closing, and evidence of the payment and full satisfaction thereof;

(f)          the written release of all Liens relating to the assets of the Company (other than the Permitted Liens) or the Shares, in either case, executed by the holder of or parties to each such Lien, in form and substance satisfactory to Purchaser and its counsel;

(g)          certificates of good standing and tax clearance certificates for the Company, dated within ten (10) calendar days of the Closing Date, issued by the appropriate Governmental Authorities in Maryland and in each jurisdiction in which the conduct of its business requires it to be qualified to do business as a foreign entity;

(h)          all share transfer books, minute books, corporate records and corporate seals of the Company (to the extent not previously delivered);

(i)          copies, certified by the Secretary of the Company to be true, complete and correct as of the Closing Date, of the Articles of Incorporation of the Company and all amendments thereto, and the Company’s Bylaws and all amendments thereto;

(j)          resolutions of the stockholders and board of directors of the Company authorizing and approving the transactions contemplated hereby and ratifying any prior actions of the Company as may be required by Purchaser, and authorizing Sellers’ appointment of the Sellers’ Representative to act as set forth herein;

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(k)          evidence of termination of the following (collectively, the “Terminated Agreements”): (1) all Shareholders’ Agreements and Buy-Sell Agreements relating to the Company, its stockholders or the Shares, (2) all options, rights or awards relating to the Company’s capital stock, if any, (3) all bonus, incentive and profit sharing plans and agreements, (4) all lines of credit or other credit facilities or agreements in the name of the Company, including but not limited to the Company’s revolving line of credit with M&T Bank, (5) the Company’s lease with Cynthia Poole relating to the real property at 9114 Baltimore Street, and (6) the life insurance policies on Michael Poole and Jeanette Martin, in the amounts of $1 million and $750,000, respectively, or the termination of the Company’s obligations with respect to such policies in connection with an assignment to and assumption by the insureds of such policies.

(l)          a certificate of each Seller, dated the Closing Date and sworn to under penalty of perjury, setting forth the name, address and federal tax identification number of such Seller and stating that such Sellers is not a “foreign person” within the meaning of Section 1445 of the Code, such certificate to be in the form set forth in the Treasury Regulations thereunder;

(m)          the Flow of Funds Memorandum, duly executed by the Company, Sellers and Sellers’ Representative;

(n)          each Seller receiving shares of Parent Common Stock shall deliver a certification as to such Seller’s accredited investor status, in form and substance satisfactory to Purchaser and its counsel;

(o)          the Financial Statements (as such term is defined in Section 3.06 herein);

(p)          the Indemnity Escrow Agreement duly executed by the Sellers’ Representative and the Escrow Agent;

(q)          the Noncompetition Agreement in the form attached hereto as Exhibit E (“Noncompetition Agreement A”), duly executed by Michael Poole;

(r)          Noncompetition Agreements in the form attached hereto as Exhibit F (“Noncompetition Agreement B”), duly executed by each of the following Sellers: Jeanette Martin, Kimberly Wiley, Theresa Servais, Janet Schoenfeld, David Baer and Laureen Szwed.

(s)          the certificate referenced in Section 10.02(b) herein, signed by the Company, the Sellers’ Representative and each Seller.

Section 2.07         Deliveries of Purchaser at Closing.

At the Closing Purchaser shall deliver or cause to be delivered:

(a)          the Aggregate Consideration in accordance with Sections 2.03(a), 2.03(e) and 2.03(f) herein;

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(b)          to the Sellers’ Representative, a certificate of good standing, or equivalent certificate, for the Purchaser and Parent, dated within ten (10) calendar days or the Closing Date, issued by the appropriate Governmental Authority, and resolutions of the Board of Directors of the Purchaser and Parent, authorizing and approving the transactions contemplated hereby;

(c)          Employment Agreement A duly executed by the Purchaser, shall be delivered to Michael Poole; and Employment Agreement B duly executed by the Purchaser, shall be delivered each of the following Sellers: Kimberly Wiley, Theresa Servais, Janet Schoenfeld, David Baer and Laureen Szwed;

(d)          that number of shares of Parent Common Stock determined in accordance with Section 2.03(a)(ii), which shall be issued and distributed among the Sellers in the proportions and share amounts set forth in Schedule 2.03(a)(ii) opposite each Seller’s name;

(e)          the Flow of Funds Memorandum, duly executed by the Purchaser;

(f)          to the Sellers’ Representative (for the benefit of the Sellers), the Indemnity Escrow Agreement duly executed by the Purchaser and the Escrow Agent;

(g)          to Michael Poole, Noncompetition Agreement A, duly executed by Purchaser;

(h)          to each of Jeanette Martin, Kimberly Wiley, Theresa Servais, Janet Schoenfeld, David Baer and Laureen Szwed, Noncompetition Agreement B, duly executed by Purchaser; and

(i)          the certificate referenced in Section 10.03(a) herein, signed by the Purchaser.

Article III. REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND ThE COMPANY

The Company and each of the Sellers, jointly and severally, hereby make the following representations and warranties to the Purchaser, subject to the exceptions disclosed in the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedule”) as of the date of this Agreement and (except where a representation or warranty is made herein as of a specified date) as of the Closing Date, as through made on the Closing Date:

Section 3.01         Organization and Standing.

Except as set forth on Schedule 3.01, the Company (a) is duly organized, validly existing and in good standing under the Laws of the State of Maryland, (b) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the conduct of its business requires it to be so qualified, and (c) has the power and authority to own or lease its properties and to conduct its business as such business is currently conducted. Except as set forth on Schedule 3.01, the Company does not own, directly or indirectly, any securities, equity or other interests issued by any other Person, and the Company is not a participant in any material joint venture.

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Section 3.02         Authorization, Execution and Enforceability.

The Company has the requisite corporate or other power, capacity, and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and each Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of the Company. This Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by the Company. This Agreement and each other Transaction Document to which it is a party constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 3.03         No Conflict or Violation.

Except as set forth on Schedule 3.03, the execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, by the Company will not (a) conflict with any of the provisions of the organizational documents of the Company, (b) conflict with, result in a material breach of or a material default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, require the consent of any Person under, or result in the creation of any Lien on any property or asset of the Company under, any lease, contract, indenture or other agreement, permit, franchise, license or other instrument or undertaking to which the Company is a party or by which the Company or any of its assets is bound or affected, or (c) result in a violation or contravention of any statute, Law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to the Company or any of its properties or assets.

Section 3.04         No Consent or Filing.

Except as set forth on Schedule 3.04, no consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company in connection with the execution, delivery or performance of this Agreement or any other Transaction Document to which it is a party, or the consummation of the transactions contemplated hereby, by the Company. The Company is not "engaged in manufacturing" (as defined in 16 CFR §801.1(j)).

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Section 3.05         Capitalization and the Shares.

Schedule 3.05 sets forth the authorized capital stock of the Company and the number of shares of each class of such capital stock that are issued and outstanding as of the date hereof. Schedule 3.05 also lists each holder of the Shares and the number of Shares owned by such holder as of the date hereof. The Shares have been duly authorized, validly issued and are fully paid, nonassessable and free of preemptive (or similar) rights. The Shares are owned beneficially and of record by the Sellers free and clear of all Liens, and constitute the only issued and outstanding capital stock of the Company. Upon delivery of payment for the Shares as provided herein, the Purchaser will acquire good and valid title to the Shares, free and clear of all Liens, other than (i) any Liens arising from acts of the Purchaser and (ii) the requirements of any applicable Laws or regulations regarding the subsequent transfer of the Shares. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which the Company may become obligated to issue, sell, purchase or redeem any shares of capital stock or other securities of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding securities of the Company, to vote or to dispose of any Shares or capital stock of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) to any other Person. Except as set forth on Schedule 3.05, the Company is not a party to any stockholders’ agreement, voting trust agreement, registration rights agreement, preemptive rights agreement, phantom stock agreement, stock appreciation rights agreement, incentive plan, stock option plan, stock-based plan or any like agreement or plan relating to any equity securities of the Company or any other contract relating to disposition, voting or dividends with respect to any equity securities of the Company, and all such agreements and plans shall terminate on or before the Closing Date, and be of no further force or effect and have no outstanding or continuing obligations, from and after the Closing Date.

Section 3.06         Financial Information.

Schedule 3.06 sets forth the audited balance sheets and income statements for the Company for the fiscal years ending March 31, 2011 and March 31, 2012 and the unaudited balance sheet and income statement for the Company for the four (4) month period ended July 31, 2012 (collectively, the “Financial Statements”). The term “Financial Statements” shall also be deemed to include any updated financial statements of the Company supplied by Sellers or Company in response to Purchaser’s request covering periods subsequent to July 31, 2012 and prior to the Closing Date. The Financial Statements, including the footnotes thereto, are true, complete and correct in all material respects and present fairly the financial condition and results of operations of the Company for such periods and as of such dates as are indicated therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year end adjustments. The Financial Statements have been prepared in accordance with GAAP and in accordance with past practices on a consistent basis throughout the periods covered thereby.

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Section 3.07         Conduct of Business; No Company Material Adverse Effect.

Except as set forth on Schedule 3.07, since the Balance Sheet Date:

(a)          the Company has conducted its business in the ordinary course of business consistent with past practice;

(b)          there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $50,000 for any single loss;

(c)          there has not been any material change by the Company in accounting or Tax reporting principles, methods or policies;

(d)          the Company has not entered into any transaction or contract or incurred any obligation or liability involving the expenditure of more than $100,000;

(e)          the Company has not mortgaged, pledged or subjected to any Lien any asset, or acquired any assets, or sold, assigned, transferred, conveyed, leased or otherwise disposed of any of its assets for which the aggregate consideration paid or payable in any individual transaction was in excess of $50,000;

(f)          the Company has not canceled or compromised any debt or claim with a value, individually or in the aggregate, exceeding $50,000 or amended, canceled, terminated, relinquished, waived or released any contract or right involving the expenditure of more than $50,000;

(g)          the Company has not made or committed to make any capital expenditures or capital additions in excess of $100,000;

(h)          the Company has not instituted or settled any legal proceeding in which equitable relief was sought or in which claimed damages exceeded $25,000;

(i)          the Company has not amended any Plan or established any new employee benefit plan;

(j)          there have been no labor strikes, work stoppages or lockouts against the Company;

(k)          the Company has not received any notice of termination of any Material Contract;

(l)          the Company has not hired any new employee whose salary is accounted for as an indirect expense and

(m)          there has not been a Company Material Adverse Effect.

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Section 3.08         Material Contracts.

Schedule 3.08 sets forth, as of the date hereof, a list and description of the following agreements that relate to the Company (each, a “Material Contract”):

(a)          Each agreement or letter of intent to which the Company is a party requiring payments, contingent or otherwise, or generating revenues in excess of $50,000 in any one year period;

(b)          Each agreement to which the Company is a party with respect to Indebtedness for money borrowed, including loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, guaranties, swaps and other instruments relating to the borrowing of money or obtaining of or extension of credit;

(c)          Each management, consulting, independent contractor, employment, severance, collective bargaining or similar agreement to which the Company is a party;

(d)          Each confidentiality agreement, non-solicitation and non-competition agreement to which the Company is a party;

(e)          Each partnership and joint venture agreement to which the Company is a party;

(f)          Each agreement relating to the license, sale or development of Intellectual Property to which the Company is a party;

(g)          Each lease or sublease for Real Property;

(h)          Each agreement (not otherwise listed under Sections 3.08(b)-(g) above) to which the Company is a party under which the consequences of a default or termination could reasonably be expected to result in a Company Material Adverse Effect;

(i)          Any other agreement or letter of intent that is material to the business of the Company.

Each Material Contract is valid, binding and enforceable against the Company, in accordance with its terms, except as limited by any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (whether or not considered in a court of Law or equity). There are no existing material defaults by the Company under any Material Contract and no event has occurred (whether with or without notice, lapse of time or the happening or occurrence of any other event) that would constitute a material default under any Material Contract by any other party thereto. Except as set forth in Schedule 3.08, the Company has no Material Contracts that are Loss Contracts.

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Section 3.09         Property, Assets and Leases.

(a)          Except as set forth on Schedule 3.09(a), the Company has good and marketable title to, or a valid leasehold interest in, its assets (whether or not reflected on the Balance Sheet), free and clear of all Liens. Such assets constitute all of the assets necessary to the conduct of the business of the Company as currently conducted.

(b)          All tangible personal property owned by the Company is in good working order and condition, ordinary wear and tear excepted.

(c)          Schedule 3.09(c) sets forth the real property owned or leased by the Company (collectively, the “Real Property”). Except as set forth on Schedule 3.09(c), with respect to each parcel of Real Property, (i) there are no pending or threatened material condemnation proceedings, lawsuits or administrative actions relating to it, (ii) there are no leases, subleases, licenses or concessions, written or oral, granting to any Person the right to use or occupy any portion of it, and (iii) there are no outstanding options or rights of first refusal to purchase it or any portion thereof or interest therein.

(d)          True, correct and complete copies of the stock record books, minute books and other corporate records maintained by the Company have been delivered or made available to Purchaser, and such books and records have been maintained in accordance with good business practices. The minute book of the Company contains accurate and complete records of all meetings and corporate action taken by the stockholders, Board of Directors and committees of the Board of Directors of the Company. At the Closing, all of those books and records will be in the possession of the Company, except to the extent they have been delivered to the Purchaser on or prior to the Closing Date.

Section 3.10         No Litigation; Compliance with Laws.

(a)          There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the Knowledge of Sellers, threatened, by or against or relating to the Company.

(b)          There are no judgments against the Company or consent decrees, orders or injunctions to which the Company is subject.

(c)          There is no action, claim, suit or proceeding pending, or to the Knowledge of Sellers, threatened, by or against or affecting the Shares, the Sellers or the Company in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith.

(d)          Since the date of the formation of the Company, there have been no product liability claims, suits, actions or proceedings involving the Company or relating to products or services manufactured, sold or provided by the Company.

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(e)          Since the date of formation of the Company, the Company has conducted its business in compliance with applicable Law and has received no notice of or been charged with the violation of any applicable Law. The Company has all licenses, permits, franchises, orders, approvals, written waivers and other authorizations of Governmental Authorities as are required in order to enable it to own or lease its assets and conduct its business in all respects as currently conducted. No registration, filing, notice, order, approval, consent, written waiver or other action of any Governmental Authority is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to maintain the rights pertaining to the licenses, permits, franchises, orders, approvals, written waivers and other authorizations of Governmental Authorities referred to in the preceding sentence.

(f)          The Company has complied with all Import and Export Control Laws applicable to the conduct of its business and has obtained all necessary Export Approvals in connection with its sale, delivery, transfer or provision of any products, services, information, documents, software, technology or data, and no notice, approval or consent is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby order to maintain the rights pertaining to such Export Approvals.

Section 3.11         No Undisclosed Liabilities.

The Company has no debts, claims, commitments, liabilities or obligations of any nature, absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, and there is no basis for any such liability or obligation or any claims, in respect thereof, except (a) as set forth in Schedule 3.11, (b) as and to the extent disclosed or reserved against in the Balance Sheet, and (c) liabilities and obligations that were incurred after the date of the Balance Sheet in the ordinary course of business consistent (in amount and kind) with prior practice, none of which will or may reasonably be expected to have a Company Material Adverse Effect.

Section 3.12         Insurance.

Schedule 3.12 sets forth a listing of the material terms of all insurance policies (including policies providing property, casualty, liability, and workers’ compensation coverage, benefits or coverage for any Plan described in Section 3.18, and bond and surety arrangements) to which the Company has been a party, a named insured or otherwise the beneficiary of coverage during the one year preceding the date of this Agreement. Each of the insurance policies set forth on Schedule 3.12 is in full force and effect, all premiums due thereon have been paid, and neither the Company nor any Seller has received any notice of termination or reduction of coverage, or intent to terminate or reduce coverage, of any such insurance policy.

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Section 3.13         No Brokers.

Except as set forth on Schedule 3.13, no Person is entitled to any brokerage commission, finder’s fee or any similar compensation for services provided to any Seller or the Company in connection with this Agreement and the transaction contemplated hereby. Except as set forth on Schedule 3.13, all negotiations relating to this Agreement, and the transactions contemplated hereby, have been carried on without the participation of any Person acting on behalf of the Company or Sellers in such manner as to give rise to any claim for any brokerage or finder’s commissions, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to the Company or Sellers or any other Person in connection with the negotiation or consummation of the transactions contemplated hereby. Sellers shall be solely responsible for paying any broker’s commission or similar fee or compensation to any Person identified in Schedule 3.13.

Section 3.14         No Transactions with Interested Persons.

Except as set forth on Schedule 3.14, with respect to any customer, supplier or competitor of the Company or any entity party to any Material Contract, no officer or director of the Company or any Seller (a) directly owns any interest in such entity or (b) serves as an officer or director of such entity.

Section 3.15         Environmental Matters.

Except as set forth on Schedule 3.15, (a) the Company is and has been in compliance with all applicable Environmental Laws, (b) the Company possesses all permits and approvals issued pursuant to Environmental Laws that are required to conduct the business of the Company as currently conducted, and is and has been in compliance with all such permits and approvals, (c) no releases of any Hazardous Material have occurred at, on, from or under any Real Property, for which releases the Company is liable under any Environmental Law, (d) the Company has not received any written claim or notice from any Governmental Authority or other Person, related to exposure to Hazardous Materials or alleging that the Company is or may be in violation of, or has any liability under, any Environmental Law, and (e) no Real Property is listed or proposed to be listed on the National Priorities List or CERCLIS or on any similar governmental database that require cleanup under Environmental Laws.

Section 3.16         Intellectual Property.

(a)          Schedule 3.16(a) sets forth a true, complete and accurate list of (i) all registered and unregistered Intellectual Property of the Company, specifies whether such Intellectual Property is owned by, licensed to, or otherwise held by or for the benefit of the Company and indicates the status (completed or in process and serial or registration number, as applicable) of all patents, patent applications, trademarks, trademark applications and registrations, copyrights, copyright applications and registrations, invention disclosure, intent to use applications or other registrations or applications relating to any Intellectual Property and (ii) all licenses and sublicenses granted by or to the Company and with respect to any Intellectual Property.

(b)          The Company owns, free and clear of all Liens, or has the right to use, all Intellectual Property used by the Company in its business, including but not limited to that set forth on Schedule 3.16(a). Such Intellectual Property constitutes all of the Intellectual Property necessary to the conduct of the business of the Company as currently conducted. With respect to Intellectual Property owned by the Company (including the Intellectual Property set forth in Schedule 3.16(a)), the Company is the sole owner of all right, title and interest therein and each item of such Intellectual Property is valid and enforceable.

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(c)          Except as set forth on Schedule 3.16(c), (i) the Company is not in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use any Intellectual Property, (ii) to the Knowledge of the Company, no Intellectual Property owned by the Company is being infringed by any third party or has been infringed by any third party in the past, and (iii) the Company has never infringed or violated, and is not currently infringing or violating, any Intellectual Property of any third party.

(d)          Except as set forth on Schedule 3.16(d), (i) there is no pending or, to the Knowledge of the Company, threatened, claim or dispute regarding the ownership of, or use by, the Company of any Intellectual Property, (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of use of any Intellectual Property necessary to the conduct of the business of the Company as currently conducted and (iii) to the Knowledge of the Company, there is no fact or circumstance existing that would render the right to use any of the Intellectual Property set forth on Schedule 3.16(a) unenforceable or invalid.

(e)          The Company has taken all reasonably necessary action to maintain and protect (i) its rights relating to the Intellectual Property set forth on Schedule 3.16(a) and (ii) the secrecy, confidentiality, value and the rights in the trade secrets of the Company. The Company has paid all fees and made all maintenance filings which have heretofore become due to any Governmental Authority with respect to its Intellectual Property. The Company has and enforces a policy (and such policy has been in place since December 31, 2006, substantially in its current form) requiring all employees, consultants and contractors of the Company to execute appropriate confidentiality agreements and all such employees, consultants and contractors have executed such agreements. The Company’s current and former employees, officers, independent contractors and consultants that have created or contributed to the development of any Company Intellectual Property have assigned all right, title, interest and ownership of such Intellectual Property to the Company through a written agreement. Copies of the form of Company’s confidentiality and Intellectual Property assignment agreements have been made available to the Purchaser. To the Knowledge of the Company, there has been no violation or waiver of such assignment agreements or confidentiality agreements, or unauthorized disclosure or use of any trade secret, confidential or proprietary information, or Intellectual Property of the Company. To the Knowledge of the Company, none of the activities of any employee of the Company violates, or has violated, any contract, obligation or other arrangement that any such employee has with a former employer. To the Knowledge of the Company, there has been no security breach relating to, no violation of any security policy regarding, and no unauthorized access to, the Company’s confidential and proprietary data or any confidential data used in the business of the Company.

(f)          The Company maintains policies and procedures regarding data security and privacy that are commercially reasonable and in compliance with all obligations to their customers and under applicable Law.

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(g)          Schedule 3.16(g) sets forth all warranty claims, complaints, repair orders and other service records relating to the products of the Company during the previous and current calendar year, whether or not resolved, together with a description of the resolution or current status of such records. The products manufactured, distributed, licensed or sold by the Company do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair or prevent their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.

(h)          Schedule 3.16(h) lists all Open Source Materials that the Company has used in any way in the products manufactured, distributed, licensed or sold by the Company and describes the manner in which such Open Source Materials have been used, including whether and how the Open Source Materials have been modified and/or distributed by the Company. Except as specifically disclosed in Schedule 3.16(h), the Company has not: (i) incorporated Open Source Materials into, or combined Open Source Materials with, any product manufactured, distributed, licensed or sold by the Company; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company with respect to any product manufactured, distributed, licensed or sold by the Company, or grant, or purport to grant, to any third party, any rights or immunities under any Intellectual Property (including using any Open Source Materials that require, as a condition of use or other exploitation of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be disclosed or distributed in source code form, licensed for the purpose of making derivative works or redistributable at no charge or minimal charge). The Company is in compliance with all terms and conditions applicable to its use of any Open Source Materials.

(i)          Except as set forth in Schedule 3.16(i), no Intellectual Property owned by the Company was developed by, with or using any facilities or resources of, educational institutions or under any contracts, funding, agreements, or other agreements or arrangement with any Governmental Authority. All United States government customers have licensed or purchased the products and services of the Company as “commercial items” in accordance with FAR Part 12, and any rights in those products and services acquired by government customers are consistent with the licenses provided to commercial customers of the Company.

(j)          The Company has not licensed, distributed or disclosed the source code version of any software included in the Intellectual Property of the Company to any person, except pursuant to the agreements listed in Schedule 3.16(j), and the Company has taken all reasonable physical and electronic security measures to prevent disclosure of such source code.

Section 3.17         Tax Matters.

(a)          The Company has timely filed or caused to be filed all Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable by the Company have been timely and fully paid or properly accrued if not yet due. There are no Liens for Taxes upon any of the assets of the Company. All Taxes required to have been withheld by the Company from amounts owing to any employee, creditor, contractor, consultant or third party have been timely withheld and remitted to the applicable Taxing authority (and all related reporting and recordkeeping requirements have been complied with).

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(b)          The Company has delivered to or made available to the Purchaser true, correct and complete copies (in all material respects) of all income, payroll and unemployment Tax Returns, all property and sales and use Tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company with the Internal Revenue Service or any other Tax authority for all years since its inception. No claims have ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. To the Knowledge of the Company, the Company has not commenced activities in any jurisdiction which will result in an initial filing of any Tax Return with respect to Taxes imposed by a Governmental Authority that it had not previously been required to file in the tax period immediately preceding the Closing Date. The Company has not requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(c)          There are no pending, or to the Knowledge of the Company, anticipated, audits, examinations, investigations or other proceedings in respect of any Tax of the Company. No deficiency for any amount of Tax has been asserted or assessed by any Taxing authority in writing against the Company, which deficiency has not been satisfied by payment, settled or been withdrawn.

(d)          The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. The Company has not incurred any liability for Taxes since the Balance Sheet other than in the ordinary course of business.

(e)          The Company (i) has never been a member of an affiliated group filing a consolidated federal income Tax Return, (ii) has no liability for the Taxes of any Person (other than Taxes of the Company) under Treasury regulation 1.1502-6 (or any similar provision or state, local or foreign Law), as a transferee or successor, by contract, or otherwise, and (iii) has never been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(ii).

(f)          The Company has not waived any statute of limitations in respect of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(g)          The Company has not participated in any “listed transaction” within the meaning of, and has complied with the reporting requirements of, Treasury regulation 1.6011-4.

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(h)          The Company has not been a “distributing corporation” or a “controlled corporation” in a distribution of stock that was intended to qualify for Tax-free treatment under Section 355 of the Code.

(i)          The Company has not received a written ruling from or entered into a written agreement with a Governmental Authority relating to any Taxes where such ruling or agreement could have a continuing effect with respect to any taxable period for which the Company has not filed a Tax Return. No issue has been raised by any Governmental Authority with respect to Taxes of the Company in any prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any other taxable period. The Company has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Taxes from a period (or portion thereof) ending on or prior to the Closing Date to a period (or portion thereof) beginning after the Closing Date. Except as set forth on Schedule 3.17(i) attached hereto, the Company has no deferred income or Tax liabilities arising out of any transaction, including but not limited to, any (i) intercompany transaction (as defined in Treasury Regulation Section 1.1502-13); or (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, except to the extent adequately reserved for on the Financial Statements.

(j)          The Company has not, in the past 10 years, (i) acquired assets from another corporation in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(k)          The Company uses the accrual method of accounting for Tax purposes. The Company’s Tax basis in its assets for purposes of determining their future amortization, depreciation and other income tax deductions is accurately reflected on the Company’s Tax books and records.

(l)          The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period or portion thereof on or after the Closing as a result of any (i) change in method of accounting made prior to or in connection with the Closing, (ii) closing agreement under Section 7121 of the Internal Revenue Code executed prior to the Closing (or in the case of each of (i) or (ii), under any similar provision of applicable Law), (iii) installment sale or open transaction disposition consummated prior to the Closing, or (iv) prepaid amount received prior to the Closing.

(m)          Except as set forth in Schedule 3.17(m), the Company does not have or maintain any nonqualified deferred compensation plans subject to Section 409A of the Code. With respect to any nonqualified deferred compensation plan identified in Schedule 3.17(m): (i) such plan has not been materially modified (as defined in Section 409A of the Code) since October 3, 2004, (ii) such plan has been operated and administered (A) in good faith compliance with Section 409A of the Code between January 1, 2005 and December 31, 2007 and (B) in compliance with Section 409A of the Code since January 1, 2008 and (iii) Company has no obligations to any employee or other Person with respect to such plan, or any agreement or arrangement thereunder, which might be subject to an excise tax under Section 409A of the Code.

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(n)          The Company is not a party to any contract, agreement, arrangement or plan that has resulted or would result (upon Closing or otherwise), separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280(G) of the Code.

Section 3.18         Employee Benefit Plans.

(a)          Schedule 3.18(a) sets forth all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, profit sharing, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company, for the benefit of any current or former employee, consultant, independent contractor, officer or director of the Company (collectively, without regard to materiality, the “Plans”). The Company has made available to the Purchaser a true, current and complete copy of (i) each Plan that has been reduced to writing, together with all amendments; (ii) in the case of each Plan that not been reduced to writing, a summary of all material terms of the Plan, as amended and in effect and (iii) for each Plan, the following (A) any related summary plan description or similar summary; (B) any related trust agreements, group annuity contracts, insurance contracts, administrative services agreements or similar agreements; (C) for any such Plan for which a Form 5500 is required to be filed, the two most recently filed Forms 5500; (D) for any Plan that is intended to qualify under Section 401(a) of the Code, (1) a copy of the most recent Internal Revenue Service of the United States (the “IRS”) determination letter or, if a prototype plan, an opinion letter and (2) any material correspondence with or notices from the IRS or the Department of Labor.

(b)          Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS that the Plan is so qualified, and, to the Knowledge of the Company, no circumstance exists that could reasonably be expected to adversely affect the qualified status of any Plan.

(c)          Except as set forth on Schedule 3.18(c), (i) each Plan has been established and administered in material compliance, in both form and operation, in accordance with its terms, and with the applicable provisions of ERISA, the Code and other applicable Laws, and all contributions to, premiums with respect to and benefit payments under each such Plan have been timely made or, to the extent not yet due, appropriately accrued, and (ii) no Plan provides retiree welfare benefits, and the Company has no obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code or similar State Law.

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(d)          With respect to any Plan, (i) no claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened in writing, (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened, and (iii) no event has occurred from which a material liability could arise under the “prohibited transaction” rules (as defined in Section 406 of ERISA or Section 4975 of the Code) and no “fiduciary” (as defined in ERISA Section 3(21)) has any liability for any breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan.

(e)          Except as set forth on Schedule 3.18(e), neither the Company nor any of its ERISA Affiliates has at any time maintained, contributed to or incurred any material liability under any defined benefit pension plan subject to Title IV of ERISA or any “multiemployer plan” or “multiple employer plan” as those terms are defined in ERISA.

(f)          The execution, delivery and performance by the Company of its obligations under the transactions contemplated by this Agreement and the Transaction Documents to which it is party will not (either alone or upon the occurrence of any additional or subsequent events) result in the triggering or imposition of (i) any restrictions or limitations on the right of the Company to amend or terminate any Plan, or (ii) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code that would be non-deductible by the Company by virtue of Section 4999 of the Code.

(g)          Without limiting the generality of subsections (b) through (f) above, with respect to each Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”), (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; and (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(h)          With respect to any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, maintained or contributed to by the Company, (i) no liability to the Pension Benefit Guaranty Corporation (the “PBGC”) has been incurred (other than for premiums not yet due), (ii) no proceedings to terminate any such plan have been instituted by the PBGC and no event or condition has occurred which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan, and (iii) no “accumulated funding deficiency,” within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, exists.

Section 3.19         Labor and Employment Matters.

(a)          Except as set forth on Schedule 3.19, (i) no employee of the Company is represented by a labor union, work council or similar organization in connection with their employment by the Company, (ii) the Company is not a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (iii) no petition is currently pending, instituted or in progress by an employee or group of employees of the Company with any labor relations board seeking recognition of a bargaining representative, (iv) there is no organizational effort currently being made or, to the Knowledge of the Company, threatened by, or on behalf of, any labor union to organize employees of the Company and no written demand for recognition of employees of the Company has been made to the Company by, or on behalf of, any labor union, (v) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company, and (vi) there is no labor strike, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, by or with respect to any employees of the Company.

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(b)          The Company is in compliance with all employment agreements, consulting, independent contractor and other service contracts, severance and separation agreements and bonus, profit sharing and incentive compensation agreements.

(c)          The Company has not, during the four (4) year period prior to the date hereof, taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment Retraining and Notification Act (the “WARN Act”) or would otherwise trigger notice requirements or liability under any plant closing notice Law without complying in all material respects with the applicable requirements under the WARN Act or such other applicable plant closing notice Law.

(d)          Company is in compliance with all applicable Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, wages and hours (including overtime wages), compensation and hours of work.

Section 3.20         Government Contracts and Subcontracts.

(a)          Except as set forth on Schedule 3.20(a), (i) no cost incurred by the Company pertaining to any Government Contract has been questioned or challenged by any Governmental Authority or representative thereof, (ii) all amounts previously charged or at present carried as chargeable by the Company to any Government Contract have been or will be reasonable, allowable and allocable to each such Government Contract, and (iii) no notice has been given of a cost accounting standard noncompliance.

(b)          Except as set forth on Schedule 3.20(b), (i) none of the directors, officers or employees of the Company is, or since Company’s inception, has been, under administrative, civil or criminal investigation, or has been under indictment by any Governmental Authority or has been the subject of any audit, investigation or action with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract, and (ii) since its formation, the Company has not conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract.

(c)          There does not exist and has not existed since December 31, 2006 any irregularity, misstatement or omission arising under or relating to any Government Contract of the Company that has led or could reasonably be expected to lead to any of the consequences set forth in Section 3.20(b), or any other damage, penalty, assessment, recoupment of payment or disallowance of cost.

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(d)          There are (i) no outstanding claims against the Company, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract and, there are no facts or circumstances upon which such a claim may reasonably be based in the future, and (ii) no material disputes between the Company and any Governmental Authority under the Contract Disputes Act, the Acquisition Management System or any other federal statute or regulation, or between the Company and any prime contractor, subcontractor or vendor, in each case arising under or relating to any Government Contract; and there are no facts or circumstances that could reasonably be expected to lead to any such dispute in the future.

(e)          Except for claims for payment of fees and purchase prices in the ordinary course of business, the Company has no interest in any pending claim against any Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(f)          Except as set forth on Schedule 3.20(f), no Government Contract to which the Company is a party is currently, or has been within the two-year period prior to the date of this Agreement, under audit by any Governmental Authority or any other Person that is a party to such Government Contract.

(g)          The Company has not received any draft or final post award audit report, any draft or final notice of cost disallowance, or any draft or final notice of noncompliance with any cost accounting standard. All information made available or accessible by the Company for any such audit was current, complete and accurate and in compliance in all material respects with applicable regulations and cost accounting standards.

(h)          The Company has never been suspended or debarred from bidding on contracts or subcontracts with any Governmental Authority, nor has any suspension or debarment action been commenced. No valid basis exists for the Company’s suspension or debarment from bidding on contracts or subcontracts with any Governmental Authority.

(i)          Other than routine contract audits by the Defense Contract Audit Agency, since the Company’s inception, the Company has not been, nor is it now being, audited or investigated by any Governmental Authority, including without limitation the General Accounting Office, the Defense Contract Audit Agency, the Defense Contract Administrative Service, the Department of Labor, the Department of Health and Human Services, the Environmental Protection Agency, the General Services Administration, or the Inspector General or Auditor General or similar functionary of any agency or instrumentality, nor is any such audit or investigation threatened.

(j)          The Company has no disputes pending before a contracting office of, or any current claim pending against, any agency or instrumentality of any Governmental Authority.

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(k)          Except as set forth in Schedule 3.20(k), since December 31, 2006, the Company has not, with respect to any Government Contract (i) received a cure notice or show cause notice advising the Company that it was in default or would, if it failed to take remedial action, be in default under such Government Contract or (ii) had such Government Contract terminated or cancelled.

(l)          There are no outstanding claims, or threatened claims to the Knowledge of the Company, with respect to Government Contracts (other than routine invoices in process and unbilled charges), by the Company against a customer, or by a customer against the Company.

(m)          Except as set forth on Schedule 3.20(m), the Company has not received from any Governmental Authority or any prime contractor or subcontractor to a Governmental Authority, any special, preferential or advantageous treatment in the award of a Government Contract, or in any other manner, including as a “small business concern,” “small disadvantaged business” (or “minority-owned business”), “women-owned” concern, or any other socially and economically disadvantaged classification, including as defined in the Small Business Act (15 U.S.C. Sec. 631, et. seq.), the Federal Property and Administrative Services Act (41 U.S.C. Sec. 252), Section 7102 of the Federal Acquisition Streamlining Act of 1994 (Public Law 103-355), 10 U.S.C. Sec. 2323, Executive Order 12138, May 18, 1979, or regulations implementing these requirements, including the Federal Acquisition Regulations.

(n)          Except as set forth on Schedule 3.20(n), the Company has no outstanding bids or proposals for any Government Contract.

Section 3.21         Banking Relationships.

Schedule 3.21 sets forth (a) a list of each account, lock box or safe deposit box of the Company (including any necessary identifying information), (b) the name of each Person authorized to draw thereon or to have access thereto and the name of each Person or entity, if any, holding powers of attorney with respect thereto and (c) a summary statement of the balances and contents thereof.

Section 3.22         Improper and Other Payments.

Neither the Company nor any Seller, or any director, officer, employee, agent or representative of the Company, or Person acting on behalf of any of them, directly or indirectly (a) has made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful, (b) has made any unlawful contributions to a domestic or foreign political party or candidate, or (c) has made any unlawful foreign payment (as defined in the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.). The internal accounting controls of the Company are adequate to provide reasonable assurance that material instances of any of the foregoing are detected in a timely manner.

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Section 3.23         Customers and Suppliers.

(a)          Schedule 3.23(a) sets forth a list of each customer (including any group of Persons that are Affiliates) that has accounted for more than 5% of the revenues of the Company in any fiscal year beginning with the fiscal year ended March 31, 2007. Except as set forth on Schedule 3.23(a), the relationship between the Company and any customer set forth on Schedule 3.23(a) has not changed in any material respect since the later of March 31, 2007, or the commencement of such relationship, nor is there any fact or circumstance that could reasonably be expected to lead to any such material change.

(b)          Schedule 3.23(b) sets forth a list of each supplier (including any group of Persons that are Affiliates) that has accounted for more than 5% of the payments to suppliers by the Company in any fiscal year beginning with the fiscal year ended March 31, 2007. Except as set forth on Schedule 3.23(b), the relationship between the Company and any supplier set forth on Schedule 3.23(b) has not changed in any material respect since the later of March 31, 2007, or the commencement of such relationship, nor is there any fact or circumstance that could reasonably be expected to lead to any such material change.

(c)          To the Knowledge of the Company, each of the customers and suppliers set forth on Schedules 3.23(a) and (b) will continue their relationship and continue to conduct business with the Company after the Closing Date in the same manner and on the same terms and conditions as prior to the Closing Date.

Section 3.24         Accounts Receivable; Inventory.

(a)          Schedule 3.24(a) sets forth a list of all Accounts Receivable of the Company existing as of July 31, 2012, separately showing those receivables that as of such date have not yet been billed, and billed receivables that have been outstanding 30 days or less, 31 to 60 days, 61 to 90 days and more than 90 days. Within ten (10) calendar days of the Closing Date, Company will provide Purchaser with an updated list of Accounts Receivable as of the date such list is provided.

(b)          Except as set forth on Schedule 3.24(b), each Accounts Receivable that has been billed is and each unbilled Accounts Receivable will be when billed (i) valid and existing and represents monies due for goods sold and delivered and services performed in bona fide commercial transactions, (ii) a legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Liens and not subject to refunds, discounts (other than trade discounts provided in the ordinary course of business), setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses or conditions precedent, (iii) fully collectible, net of any reserve for uncollectible accounts shown on the Financial Statements, and (iv) since the Balance Sheet Date, no Accounts Receivable have been written off or sold by the Company.

(c)          All Inventory of the Company is in good and merchantable condition, usable or saleable in the ordinary course of business.

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Section 3.25         Subsidiaries.

The Company does not have, and never has had, any subsidiaries. The Company does not directly or indirectly own or have the right or the obligation to acquire any capital stock or other equity interest in any other corporation, partnership, joint venture or other Person.

Section 3.26         Territorial Restrictions.

The Company is not restricted by any agreement or understanding with any other Person from carrying on its business anywhere in the world.

Section 3.27         Product or Service Warranties.

Except as set forth on Schedule 3.27 and for warranties under Applicable Law (if any), (a) there are no warranties, express or implied, written or oral, with respect to the products and services of the Company, and (b) there are no pending or, to the Knowledge of the Company, threatened claims with respect to any such warranties. None of the Sellers nor the Company is aware of any facts that indicate that the reserves for product or service warranties reflected in the Balance Sheet are materially understated. Schedule 3.27 includes a copy of the form of all written warranties furnished by the Company to purchasers of any product or service sold by the Company since December 31, 2006.

Section 3.28         Order Backlog.

A true and complete list of (a) all firm product and service purchase orders and contracts for the sale of goods or the delivery of services by the Company to Persons other than Governmental Authorities, and (b) all firm funded product and service purchase orders and contracts for the sale of goods or the delivery of services by the Company to Governmental Authorities (collectively, the “Backlog”) pending as of the latest practical date prior to the date of this Agreement is set forth in Schedule 3.28. Within ten (10) calendar days of the Closing Date, Company will provide Purchaser with an updated Backlog as of the date such Backlog is provided.

Section 3.29         Government Furnished Equipment.

Schedule 3.29 identifies by description and by inventory number each piece of equipment and fixtures loaned, bailed or otherwise furnished to or held by Company by or on behalf of the United States, any foreign country or any other Person.

Section 3.30         Disclosure.

No representation or warranty of Sellers or the Company in this Agreement or in the Schedules attached hereto or in the Transaction Documents contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

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Article IV. INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except for the representation and warranty in Section 4.10, which is made solely by Seller Michael Poole and by no other Seller, each Seller makes the following representations and warranties to the Purchaser, severally, but not jointly, and only with respect to himself or herself, subject to the exceptions disclosed in the Disclosure Schedule accompanying this Agreement, as of the date of this Agreement and as of the Closing Date, as though made on the Closing Date:

Section 4.01         Authorization, Execution and Enforceability.

Each Seller has full power, capacity and authority (a) to enter into, execute and deliver this Agreement and each other Transaction Document to which he or she is a party, (b) to perform his or her obligations hereunder and under each other Transaction Document to which he or she is a party, and (c) to consummate the transactions contemplated by this Agreement and the Transaction Documents. This Agreement and each other Transaction Document to which Seller is a party has been duly executed and delivered by Seller. This Agreement and the Transaction Documents each constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.02         No Conflict or Violation.

Except as set forth on Schedule 4.02, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Person on the part of Seller is required in connection with the execution, delivery or performance by the Seller of this Agreement or the Transaction Documents, or the consummation by the Seller of the transactions contemplated hereby or thereby. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any Liens against the Company or the Seller or any of the properties or assets of either of them (including but not limited to Seller’s shares of the Company’s capital stock).

Section 4.03         Shares.

Seller holds of record and owns beneficially the number and type of shares of the Company’s capital stock set forth next to his or her name on Schedule 3.05, free and clear of any Liens and not subject to any instruments or contracts that would prevent the carrying out of the transactions contemplated hereby or by the Transaction Documents, which shares constitute all of the capital stock of the Company owned by Seller. Seller is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any capital stock of the Company. Except as set forth on Schedule 4.03, there are no shareholder agreements, stock option plans, buy-sell agreements, voting trusts agreements, preemptive rights agreements, phantom stock agreements, incentive plans, stock option plans, options, warrants, or other agreements or understandings to which the Seller is a party or to which he/she is bound relating to his/her shares of the capital stock of the Company or any capital stock of the Company.

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Section 4.04         No Brokers.

Except as set forth on Schedule 3.13, no Person is entitled to any brokerage commission, finder’s fee or any similar compensation for services provided to Seller in connection with this Agreement and the transactions contemplated hereby. Except as set forth on Schedule 3.13, all negotiations relating to this Agreement, and the transactions contemplated hereby, have been carried on without the participation of any Person acting on behalf of Seller in such manner as to give rise to any claim for any brokerage or finder’s commissions, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to the Company or any other Person in connection with the negotiation or consummation of the transactions contemplated hereby.

Section 4.05         No Claims.

There is no action, claim, suit or proceeding pending or threatened by or against or affecting Seller, or his or her shares of the Company’s capital stock, in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith.

Section 4.06         Securities Act.

Each Seller receiving Parent Common Stock acknowledges and understands that the shares of Parent Common Stock that Seller is acquiring hereunder are unregistered, restricted securities which may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of by Seller unless such stock is subsequently registered under the Securities Act or unless an exemption from such registration is otherwise available. Each Seller receiving shares of Parent Common Stock is acquiring such shares for investment purposes only and not with a view to or for sale in connection with any distribution of the stock or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the stock in a transaction other than a transaction exempt from registration under the Securities Act. Each Seller receiving shares of Parent Common Stock agrees that he/she shall not offer to sell, sell or otherwise dispose of the Parent Common Stock received hereunder in violation of Section 6.06 herein and the registration requirements, holding periods and other requirements of the Securities Act and all applicable Laws.

Section 4.07         Experience.

Each Seller receiving Parent Common Stock: (a) has specific knowledge and experience in financial and business matters such that Seller is capable of evaluating the merits and risks of his/her acquisition of shares of Parent Common Stock pursuant hereto; (b) is an “accredited investor” within the meaning of Rule 501 under the Securities Act; and (c) understands and is able to evaluate the risks associated with the Parent Common Stock and is able to bear any economic risks associated with such investment, including, without limitation, the necessity of holding the securities for an indefinite period of time, inasmuch as the such shares have not been registered under the Securities Act or any state securities laws.

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Section 4.08         Disclosure.

No representation or warranty of Seller in this Agreement or in the Schedules attached hereto, or in the Transaction Documents contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

Section 4.09         Representation by Counsel.

Seller: (a) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (b) has had the full right and opportunity to consult with such Seller’s attorney and other advisors and has availed himself/herself of this right and opportunity; (c) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to him/her by such counsel; (d) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (e) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

Section 4.10         Assets and Revenues.

Seller Michael Poole represents and warrants that he, together with all entities "controlled" (as defined in 16 CFR  §801.2) by him:  (a) owns beneficially and of record eighty percent (80%) of the outstanding voting securities of the Company; (b) is not "engaged in manufacturing" (as defined in 16 CFR §801.1(j)); and (c) does not have (i) assets having an aggregate book value of $13.2 million or more or (ii) have annual sales of $131.9 million or more (each calculated in accordance with 16 CFR §801.11).  Seller Michael Poole further represents that there are no contractual arrangements in place permitting any person to appoint any directors of the Company. This representation and warranty is made solely for the purpose of determining the applicability to the transactions contemplated by this Agreement of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

Article V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT

Each of Purchaser and Parent hereby severally makes the following representations and warranties to the Sellers, with respect to itself, subject to the exceptions disclosed in the Disclosure Schedules accompanying this Agreement, as of the date of this Agreement and (except where a representation or warranty is made herein as of a specified date) as of the Closing Date, as though made on the Closing Date:

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Section 5.01         Organization, Standing and Power.

Each of Purchaser and Parent (a) is duly organized, validly existing and in good standing under the Laws of the State of Maryland, (b) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the conduct of its business requires it to be so qualified, except where failure to do so would not reasonably be expected to have a Purchaser Material Adverse Effect, and (c) has the power and authority to own or lease its properties and to conduct its business as such business is currently conducted. Purchaser is a wholly owned subsidiary of Parent.

Section 5.02         Authorization, Execution and Enforceability.

The Purchaser and Parent have all requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which it is a party, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby. The execution and delivery by the Purchaser and Parent of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of the Purchaser and Parent. This Agreement and each Transaction Document to which it is a party has been duly executed and delivered by the Purchaser and the Parent. Assuming the due authorization, execution and delivery by each other Party thereto, this Agreement and each other Transaction Document to which it is a party constitutes the valid and binding obligation of the Purchaser and Parent, enforceable against the Purchaser and Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.03         No Conflict or Violation.

Except as set forth on Schedule 5.03, the execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, in each case by the Purchaser and Parent will not, (a) conflict with any of the provisions of the organizational documents of the Purchaser or Parent, (b) conflict with, result in a material breach of or a material default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, require the consent of any Person under, or result in the creation of any Lien on any property or asset of the Purchaser or Parent under, any contract, indenture or other agreement, permit, franchise, license or other instrument or undertaking to which the Purchaser or Parent is a party or by which the Purchaser or Parent or any of their assets is bound or affected, or (c) subject to the accuracy of the representations and warranties in Sections 3.04 and 4.10 herein, result in a violation or contravention of any statute, Law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to the Purchaser or Parent or any of their properties or assets.

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Section 5.04         No Consent or Filing.

Except for 8-K reports and any other applicable filings or disclosure requirements of Parent with the Securities and Exchange Commission (“SEC”) or pursuant to the Securities Act or NASDAQ rules or requirements and subject to the accuracy of the representations and warranties in Sections 3.04 and 4.10 herein, no consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Purchaser or Parent in connection with the execution, delivery or performance of this Agreement and each other Transaction Document, or the consummation of the transactions contemplated hereby or thereby, in each case by the Purchaser and Parent.

Section 5.05         No Litigation.

There is no litigation or other claim pending against the Purchaser or Parent before any Governmental Authority and there are no judgments, orders or decrees of any Governmental Authority against the Purchaser or Parent, in each case that would be reasonably likely to adversely effect or restrict the ability of the Purchaser to consummate the transactions contemplated hereby.

Section 5.06         No Brokers.

No broker, finder or similar agent has been retained by or to act on behalf of the Purchaser or Parent, and no Person is entitled to any brokerage commission, finder’s fee or any similar compensation for services provided to the Purchaser or Parent in connection with this Agreement and any other transaction contemplated hereby.

Section 5.07         Financing Commitment and Parent Common Stock.

Purchaser has received the executed Commitment Letter from RBC, a copy of which has been delivered to the Company and Sellers’ Representative. Purchaser has no basis to believe that the conditions to the lender(s)’ obligations under the Commitment Letter to fund the cash portion of the Aggregate Consideration cannot be met, or that the financing contemplated by the Commitment Letter will not be available to Purchaser, in a time sufficient to support a Closing on or before the Outside Date, assuming satisfaction of all other conditions to Closing by such date. Subject to receipt of the financing under the Senior Credit Facilities contemplated by the Commitment Letter, the Purchaser will have available on the Closing Date sufficient funds to consummate the purchase of the Shares from the Sellers under this Agreement. The distribution and payment of such funds to Sellers by Purchaser hereunder, and the issuance and transfer of shares of Parent Common Stock to Sellers as set forth in Section 2.03(a)(ii) herein have been approved by all necessary corporate action on the part of the Purchaser and Parent. Subject to the truth and accuracy of the Sellers’ representations set forth in Article IV herein, the Parent Common Stock to be issued to Sellers hereunder has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable and not subject to any Lien except Liens arising under this Agreement and applicable securities Laws.

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Section 5.08         Parent’s Registration Statement.

Parent filed with the SEC a Registration Statement on Form S-1 that was declared effective in accordance with the Securities Act and the rules and regulations promulgated thereunder (the “Parent Registration Statement”). As of its effective date, (a) the Parent Registration Statement complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) the financial statements of Parent included in the Parent Registration Statement were prepared from and were in accordance in all material respects with the accounting books and other financial records of Parent, were prepared in accordance with GAAP (except, (i) as may be indicated in the notes thereto, (ii) in the case of pro forma financial statements and information, or (iii) in the case of unaudited statements, as permitted by the rules of the SEC) applied on a consistent basis during the periods involved, and presented fairly, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries and the consolidated results of their operations and cash flows for the periods then indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes).

Section 5.09         Securities Act.

The Purchaser is acquiring the Shares for investment only and not with a view to any public distribution thereof, and the Purchaser shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of the registration requirements of the Securities Act.

Section 5.10         Disclosures.

No representation or warranty of Purchaser in this Agreement or in the Schedules attached hereto, or in the Transaction Documents, contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading in any material respect.

Section 5.11         No Other Representations and Warranties.

Except for the representations and warranties contained in this Article V (including the Purchaser Disclosure Schedules), neither the Purchaser nor Parent makes any representation or warranty, express or implied, including without limitation any representation or warranty as to the financial condition, prospects or results of operation of the Purchaser or Parent, with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (including the Purchaser Disclosure Schedules), or as to the accuracy or completeness of any information regarding the Purchaser or the Parent.

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Article VI. COVENANTS

Section 6.01         Further Actions.

(a)          After the Closing, at the request of a Party, the other Parties shall cooperate and use commercially reasonable efforts to carry out the intent of this Agreement, and each will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other actions as the other reasonably may request in order to consummate, complete and carry out the transactions contemplated hereby.

(b)          Each Party agrees that it will reasonably cooperate with and make available (or cause to be made available) to the other Party, during normal business hours, all books, records and information retained or remaining in existence after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit, or dispute, any litigation or investigation or any other matter requiring any such books, records or information for any reasonable business purpose (a “Permitted Use”). The Party requesting any such books, records or information will bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books, records or information. All information received pursuant to this Section 6.01(b) will be kept confidential by the Party receiving it, except to the extent that disclosure is reasonably necessary in connection with any Permitted Use.

Section 6.02         Publicity.

Except as required by applicable Law, no publicity, release, disclosure or announcement of or concerning this Agreement or the transactions contemplated hereby shall be issued by any Seller, the Sellers’ Representative or the Company, on the one hand, or the Purchaser, on the other hand, without the advance written consent of the other, which consent shall not be unreasonably withheld or delayed; provided, however, that the Purchaser and Parent shall be permitted to make disclosures concerning this Agreement and the transactions contemplated hereby (a) to prospective investors, lenders and target companies in connection with financings and acquisitions that it is contemplating; and (b) as required by the SEC, NASDAQ, and the Securities Act. In the event that a Party is required by applicable Law to make a release or announcement, such party shall provide the other parties with a reasonable opportunity to review such release or announcement before such release or announcement is made.

Section 6.03         Expenses.

Except as otherwise specifically provided in this Agreement, the Parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel, financial advisors, actuaries and accountants. Notwithstanding the foregoing, (a) the Sellers shall pay one hundred percent (100%) of any notary fees and sales, stamp, documentary, conveyance, transfer and recording Taxes and fees applicable to the Transaction Documents and the transactions contemplated hereby and (b) the Sellers (on the one hand) and the Purchaser (on the other hand) shall bear equally the cost of any filing with or consent of any Governmental Authority with respect thereto. Sellers (through Sellers’ Representative) shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees and, if required by applicable Law, Purchaser shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

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Section 6.04         Tax Matters.

(a)          Following the Closing, the Purchaser shall retain and shall cause the Company to retain, and each Seller shall retain, and each such party shall make available or shall cause to be made available to the other Parties, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date, shall make available at a mutually convenient time such knowledgeable employees and facilities as are needed to provide explanation of any such documents or information and shall not destroy or otherwise dispose of any such records without first providing the other Party with written notice and a reasonable opportunity to review and copy same at the cost of such other Party.

(b)          Following the Closing, the Purchaser shall timely prepare and file all Tax Returns for the Company that were not due to be filed (including extended due dates) prior to the Closing Date for all periods commencing prior to and ending on or before the Closing Date (the “Pre-Closing Tax Period”). The Sellers (through the Sellers’ Representative) shall timely prepare and file all Tax Returns for the Company that are due to be filed (including extended due dates) prior to the Closing Date, and shall pay all Taxes due with respect thereto. Following the Closing, the Purchaser shall prepare and file all Tax Returns with respect to the Company for all periods commencing after the Closing Date and ending thereafter (the “Post-Closing Tax Period”). Following the Closing, the Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns with respect to the Company for Tax periods which begin before the Closing Date and end after the Closing Date, if any (the “Straddle Period”). Following the Closing, the Purchaser shall forward the Pre-Closing Tax Period Tax Returns and Straddle Period Tax Returns and supporting calculations to the Sellers’ Representative for review no later than twenty (20) days prior to the filing of the Tax Returns. Within five (5) Business Days of receipt by the Sellers’ Representative of a written demand by the Purchaser, the Sellers shall pay to the Purchaser all Taxes of the Company attributable to Pre-Closing Tax Periods and the portion of Straddle Period Taxes allocated to the Sellers pursuant to Sections 6.04(c) and 6.04(f) below (to the extent such Taxes exceed prepayments made with respect to such Taxes prior to the Closing Date and are not otherwise provided for or included within the Closing Date Net Working Capital). The Sellers agree, jointly and severally, to pay all Taxes due to Purchaser pursuant to this Section 6.04(b).

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(c)          Following the Closing, the Sellers (through the Sellers’ Representative) and the Purchaser shall, unless prohibited by applicable Law, close the taxable period of the Company as of the close of business on the Closing Date. If applicable Law does not permit the Company to close its taxable year on the Closing Date or in the case of Taxes payable with respect to any Straddle Period, the amount of such Taxes allocable to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes based upon or related to income or gross receipts, be deemed equal to the amount which would be payable if the books of the Company were closed and the relevant taxable period ended on the Closing Date, and (ii) in the case of any Taxes other than Taxes based upon or related to income or gross receipts, be deemed to be the amount of such Taxes actually incurred prior to the Closing Date, and if not so determinable, shall be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Any allocation of income or deductions required to determine any Taxes relating to a Straddle Period shall be taken into account as though the relevant taxable period ended on the Closing Date based on an interim closing of the books and records of the Company as of the close of business on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(d)          Following the Closing, the Sellers (through the Sellers’ Representative) and the Purchaser shall provide to each other prompt notice of, and as requested by the other party reasonable cooperation (including, without limitation, make available at a mutually convenient time knowledgeable employees, documents, information and facilities) in respect of, any audit or similar investigation or proceeding in which the IRS or any other Governmental Authority makes or proposes to make a Tax adjustment to any Tax period of the Company.

(e)          Following the Closing, the Sellers (through the Sellers’ Representative) shall have the right, at their own expense, to control any audit or examination by any Taxing authority, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment (a “Tax Matter”) as it relates to the Company for all Pre-Closing Tax Periods or the portion of any Straddle Period through the Closing Date; provided, however, that the Sellers and Sellers’ Representative shall not settle, compromise or abandon any such Tax Matter without the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, if such settlement, compromise or abandonment would not adversely affect the Purchaser. Following the Closing, the Purchaser shall have the right, at its own expense, to control any Tax Matter as it relates to the Company for the portion of any Straddle Periods after the Closing Date and all Post-Closing Tax Periods; provided, however, that with respect to Straddle Periods, the Purchaser shall not settle, compromise or abandon any Tax Matter without the consent of the Sellers’ Representative, which consent shall not be unreasonably withheld or delayed, if such settlement, compromise or abandonment would not adversely affect the Sellers.

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(f)          From and after the Closing Date, the Sellers covenant and agree, jointly and severally, to pay, and to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against all Losses relating to, or arising from, (i) all Taxes (or the non-payment thereof) attributable to (including by virtue of Treasury Regulations § 1.1502-6 and any similar provision of state, local, or foreign Tax Laws) the Company for Pre-Closing Periods and any portion of a Straddle Period through the Closing Date (including Taxes payable by the Sellers pursuant to Section 6.04(b)), and (ii) the breach of any representation or warranty contained in Section 3.17 (determined without regard to any qualification related to materiality contained therein). From and after the Closing Date, the Sellers shall be entitled to any reduction in or refund of such Taxes attributable to Pre-Closing Periods and any portion of a Straddle Period through the Closing Date. Except as otherwise provided in this Section 6.04, following the Closing, the Purchaser shall pay (or cause to be paid), and shall indemnify and hold harmless the Sellers (excluding the Company) from and against all Taxes attributable to the Company for Post-Closing Periods and any portion of a Straddle Period after the Closing Date. Following the Closing, the Purchaser shall be entitled to any reduction in or refund of such Taxes attributable to the Post-Closing Periods and any portion of a Straddle Period after the Closing Date. With respect to any claim in respect of Taxes, in the event of a conflict between the provisions of this Section 6.04(f) on the one hand, and the provisions of Article VII, on the other hand, the provisions of Section 6.04(f) shall control.

(g)          Any Tax allocation, indemnity, or similar agreement or arrangement between Sellers and the Company shall be terminated prior to the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year or a past year).

(h)          The parties hereto agree to treat any indemnity payment made pursuant to Section 6.04(f) or Article VII as an adjustment to the Aggregate Consideration for federal, state, local and foreign income Tax purposes, to the extent consistent with applicable Law.

Section 6.05         Additional Restrictions on Transfer of Shares.

(a)          Each Seller receiving consideration of Parent Common Stock agrees that, during the period from the Closing to the six (6) month anniversary of the Closing Date (the “Lock-Up Period”) and during the holding period required under Rule 144 promulgated under the Securities Act and SEC rules, he/she shall not directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of the common stock of the Parent acquired pursuant to this Agreement.

(b)          Following the date that is six (6) months after the Closing, upon the written request of all Sellers receiving consideration of Parent Common Stock, Purchaser shall cause Parent to: (i) direct its legal counsel to issue a legal opinion to the Parent’s transfer agent, in customary form and subject to the requirements of such legal counsel for issuance of legal opinions, that the restrictive legends referenced in Section 2.04(a) herein may be removed from the certificates representing Sellers’ Parent Common Stock, and (ii) cooperate with the Sellers in connection with any request by the Sellers to the Parent’s transfer agent to transfer any of Sellers’ Parent Common Stock in any sale or transfer compliant with Rule 144(b) under the Securities Act; provided, that the obligations of the Purchaser under this Section 6.05(b) shall be subject in any event to (x) the eligibility of the applicable Parent Common Stock to be sold under Rule 144(b) under the Securities Act, and (y) the provision by the Sellers of all information and the execution by the Sellers of all documentation (including without limitation a Seller Representation Letter or similar document) reasonably requested by the Parent, its transfer agent and/or its legal counsel  in connection with any legend removal and/or stock transfer request.

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Section 6.06         Prior Employment Agreements and Certain Waivers and Releases.

(a)          Each Seller and the Company hereby agree that any employment agreement by and between the Company and such Seller executed prior to the Closing Date shall terminate and be of no further force or effect immediately after completion of the Closing.

(b)          Effective as of the Closing, and if and only if such Closing occurs, each Seller hereby releases and forever discharges the Purchaser, the Company, and each of their respective past, present and future representatives, Affiliates, stockholders, partners, interestholders, members, directors, officers, managers, employees, controlling persons, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, both at law and in equity, which such Seller or any of his/her heirs, executors, administrators, agents, representatives, successors or assigns now has, has ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to payment, distribution, dividends, compensation, indemnification or reimbursement from the Company, whether pursuant to its organizational documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of Purchaser arising under this Agreement, any Transaction Documents or any Employment Agreement to which a Seller is a party, or any obligations for payment of wages, salaries, bonuses, benefits and expense reimbursements due to Seller in the ordinary course of business prior to Closing which are accrued and included in the Closing Date Net Working Capital but not paid to Seller prior to the Closing Date. Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter released in this Section 6.06(b).

(c)          Effective as of the Closing, and if and only if such Closing occurs, the Company, Sellers’ Representative and each Seller hereby irrevocably waives any and all restrictions on transfer, first refusal rights, first offer rights, repurchase rights, preemptive rights or similar rights (if any) and any and all similar restrictions, rights or provisions contained in any of the Company’s articles of incorporation, bylaws or any outstanding stock restriction agreement, stockholders agreements, buy-sell agreement, stock purchase agreement or similar agreement or instrument or otherwise affecting any Seller’s right to transfer or to sell his or her shares of the Company’s stock to any third party purchaser.

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Section 6.07         Payment of Indebtedness and Termination of Agreements .

Sellers and Company, jointly and severally, covenant and agree that prior to or on the Closing Date, the Company and Sellers shall (i) pay and fully discharge all outstanding Indebtedness of the Company; (ii) terminate all outstanding commitments under lines of credit and other credit facilities, agreements or arrangements, and cause the lenders and agents thereunder to release any Liens, security interest in, claims to or controls over the Shares or any of the assets of the Company; and (iii) terminate the Terminated Agreements identified in Section 2.06(k) herein; and each of the foregoing terminated agreements identified in this Section 6.07(i) through (iii) above shall be of no further force or effect and there shall be no obligations or liabilities thereunder on the part of the Company, the Purchaser or the Parent from and after the Closing Date.

Section 6.08         Employee Matters.

The Parties acknowledge and agree that all employees employed by the Company immediately prior to the Closing Date will, in Purchaser’s discretion, be offered at-will employment with Purchaser or Company immediately following the Closing Date, in each case, subject to proof of each employee’s legal right to work in the United States. Such “at will” employment immediately following the Closing Date with Purchaser will (i) be subject to and in compliance with Purchaser’s applicable policies and procedures, (ii) have terms, including position and salary, which will be determined by Purchaser, and (iii) supersede any prior express or implied employment agreements, arrangement or offer letter in effect prior to the Closing Date, except that all non-disclosure, non-competition and non-solicitation agreements between the Company and its employees that are in effect prior to the Closing Date shall not be superseded and shall continue in effect following the Closing Date in accordance with their terms.

Section 6.09         401(k) Plan.

If the Company has not obtained, on or prior to the Closing Date, a compliance statement with respect to the Company’s 401(k) plan under ERISA, the Code and any other applicable Law, the Sellers covenant and agree that, following the Closing Date, they shall be jointly and severally liable and solely responsible for paying any and all contributions or amounts required to correct any pre-Closing deficiencies or non-compliance with respect to the Company’s 401(k) plan and shall act expeditiously to complete all actions relating to the VCP Filing, make all other filings, take all other actions and pay all amounts necessary to obtain a compliance statement with respect to the Company’s 401(k) plan under ERISA, the Code and any other applicable Law.

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Article VII. INDEMNIFICATION

Section 7.01         Survival Period.

The representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue in effect until the expiration of eighteen (18) months following the Closing Date; provided, however, that (a) the representations and warranties set forth in Sections 3.02 (Authorization), 3.03 (No Conflict or Violation), 3.05 (Capitalization and the Shares), 3.09(a) (Title to and Sufficiency of Assets), 4.01 (Authorization, Execution and Enforceability), 4.02 (No Conflict or Violation), 4.03 (Shares), 4.06 (Securities Act), 4.07 (Experience), and 4.08 (Waiver of Certain Transfer Restrictions) shall survive forever, and (b) the representations and warranties set forth in Sections 3.15 (Environmental Matters), 3.16 (Intellectual Property), 3.17 (Tax Matters), 3.18 (Employee Benefit Plans), 3.20 (Government Contracts and Subcontracts) and 3.22 (Improper and Other Payments) shall survive the Closing and continue in effect until forty five (45) days after the expiration of all applicable statute of limitations with respect to the matters addressed therein (including any extensions or tolling or waiver thereof). The covenants and agreements made by the Parties herein shall survive in accordance with their respective terms, and if no specific term is specified, in perpetuity. No Party shall have any liability with respect to claims first asserted in connection with any representation, warranty, covenant or agreement after the applicable survival period. In the event, however, that notice of any claim for indemnification for breach of a representation, warranty, covenant or agreement is given to the other Party in accordance with Section 12.01 within the applicable survival period, the cause of action that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

Section 7.02         Indemnification by the Sellers.

Subject to the terms and conditions of this Article VII, the Sellers hereby agree that, from and after the Closing Date, they shall jointly and severally indemnify, defend and hold harmless the Purchaser and its Affiliates, successors and assigns, and each of their respective directors, officers, managers, members, employees and agents (collectively, the “Purchaser Indemnified Parties”) from and against any claim, obligation, loss, fine, penalty, damage, liability, judgment, Tax, settlement, cost or expense (including reasonable attorneys’ fees, and expert witness fees and disbursements and the cost of litigation) (collectively, “Losses”) incurred or suffered by any such Purchaser Indemnified Party relating to or arising out of:

(a)          the breach or violation of any representation or warranty made by the Company and/or Sellers in Article III;

(b)          the breach or violation of, or failure to perform, any covenant or agreement of any Seller or the Sellers’ Representative contained in this Agreement or in any other Transaction Document, provided that each Seller shall be individually liable, and not jointly liable, for all Losses relating to or arising out of said Seller’s breach, violation or failure to perform any covenant or agreement set forth in Sections 6.05 (Additional Restrictions on Transfer of Shares) and 6.06 (Prior Employment Agreements and Certain Waivers and Releases) herein or in any Noncompetition Agreement executed by said Seller at Closing;

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(c)          any debt, claim, liability, obligation or commitment of the Company incurred prior to the Closing which was required to be disclosed under Section 3.11 or any other provision of this Agreement, and was not so disclosed (including Losses resulting from or arising out of the non-performance or non-compliance by the Company of any covenant, agreement or condition of any contract, agreement, license, lease, Governmental Approval, commitment, permit, order or other instrument or arrangement to which it is a party or by which it or any of its property is bound, which covenant, agreement or condition was required thereby to be performed or complied with by the Company prior to or on the Closing Date);

(d)          the operation of the Company prior to the Closing Date;

(e)          any matter set forth in Schedule 3.11 or otherwise relating to or arising out of (i) any non-compliance of the Company’s 401(k) plan with the terms of such plan, ERISA, the Code or other applicable Law, (ii) any failure by the Company to timely make contributions to the Company’s 401(k) plan and (iii) any efforts and actions required to obtain a compliance statement with respect to the Company’s 401(k) plan under ERISA, the Code or other applicable Law.

Except as otherwise expressly set forth herein, any indemnification, reimbursement or other payment to be made by a Seller pursuant to this Section 7.02 shall be paid first from the Indemnity Escrow Account, and then directly by the Seller in cash to the extent the funds in the Indemnity Escrow Account are insufficient to cover the Seller’s obligations hereunder.

Section 7.03         Indemnification by the Sellers Individually.

Subject to the terms and conditions of this Article VII, each Seller hereby agrees that, from and after the Closing Date he or she shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any Losses incurred or suffered by any such parties relating to or arising out of any breach of any representation or warranty made by such Seller in Article IV of this Agreement, it being agreed and acknowledged that with respect to this Section 7.03 each Seller is providing indemnity only with respect to breaches of representations and warranties made by such Seller in Article IV and not those of any other Seller thereunder and that each Seller shall be liable only for the indemnified Losses for which such Seller is providing indemnity under this Section 7.03. Except as otherwise set forth herein, any indemnification, reimbursement or other payment to be made by a Seller pursuant to this Section 7.03 shall be paid first from the Indemnity Escrow Account, and then directly by the Seller in cash to the extent the funds in the Indemnity Escrow Account are insufficient to cover the Seller’s obligations hereunder.

Section 7.04         Indemnification by Purchaser.

Subject to the terms and conditions of this Article VII, the Purchaser hereby agrees that, from and after the Closing Date, it shall indemnify, defend and hold harmless the Sellers, their heirs, legal representatives, successors, assigns, and agents (the “Seller Indemnified Parties”) from and against any Losses incurred or suffered by any such Seller Indemnified Party relating to or arising out of:

(a)          the breach or violation of any representation or warranty made by the Purchaser in Article V; or

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(b)          the breach or violation of, or failure to perform, any covenant or agreement of the Purchaser contained in this Agreement or in any other Transaction Document; or

(c)          Purchaser’s operation of the Company subsequent to the Closing Date, but only if the Losses arise solely out of post-Closing operations.

Section 7.05         Third Party Claims.

The obligations and liabilities of the parties hereunder with respect to indemnity pursuant to this Article VII resulting from any claim or other assertion of liability by third parties (hereinafter called collectively, “Claims”) shall be subject to the following terms and conditions:

(a)          Promptly after the receipt by either a Purchaser Indemnified Party or a Seller Indemnified Party (in either case an “Indemnified Party”) of notice of the commencement of any Claim, such Indemnified Party shall give the Sellers’ Representative on behalf of the Sellers or the Purchaser, as the case may be (in either case an “Indemnifying Party”) written notice thereof in reasonable detail in light of the circumstances then known to such Indemnified Party along with a copy of the Claim. The failure to give such notice shall not relieve the Indemnified Party from any obligation under Article VII except where, and solely to the extent that, such failure actually and materially prejudices the rights of the Indemnifying Party.

(b)          The Indemnifying Party shall have the right to undertake at its sole expense, by counsel of its own choosing, the defense of such Claim.

(c)          In the event that the Indemnifying Party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the other party shall fail to defend, the Indemnified Party (upon notice to the Indemnifying Party) shall have the right to undertake the defense by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (who shall be responsible for paying the cost of such counsel and defense).

(d)          Notwithstanding anything in this Article VII to the contrary, (i) neither the Indemnifying Party nor the Indemnified Party shall, without the other’s prior written consent (not to be unreasonably withheld or delayed), settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim, (ii) in the event that the Indemnifying Party undertakes defense of any Claim in accordance with Section 7.05(b), the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with, and be provided reasonable access to all relevant information within the possession of, the Indemnifying Party and its counsel or other representatives concerning such Claim and (iii) in the event that the Indemnified Party undertakes defense of any Claim in accordance with Section 7.05(c), the Indemnifying Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with, and be provided reasonable access to all relevant information within the possession of, the Indemnified Party and its counsel or other representatives concerning such Claim.

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Section 7.06         Limitations on Indemnification.

(a)          Except as provided below, the Sellers shall not be obligated to make any indemnification payments with respect to any breach of a representation or warranty under this Article VII unless and until the amount of such Losses described therein collectively exceeds One Hundred Thousand Dollars ($100,000), (the “Basket Amount”), provided that once such Losses exceed the Basket Amount, the Sellers shall be obligated to make payments in respect of the full amount of such Losses (from the first dollar of such Losses and not only such Losses in excess of the Basket Amount). Notwithstanding the first sentence of this Section 7.06(a), the Basket Amount will not apply to indemnified Losses under Sections 7.02(b), (c) and (e) and those resulting from (i) breaches of the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.09(a), 3.11, 3.13, 3.17, 3.18, 4.01, 4.02, 4.03, 4.04, 4.06, 4.07, 4.09 and 4.10 (the “Fundamental Representations”), (ii) fraud or intentional misrepresentation by any Seller or the Company, and (iii) any failure to perform, nonfulfillment, nonobservance or other breach or violation of, or default in the performance of, any covenant or agreement of any Seller or the Sellers’ Representative set forth in this Agreement or in any other Transaction Documents.

(b)          Except as provided hereafter, the Sellers maximum aggregate indemnification liability for indemnified Losses under Section 7.02 herein shall not exceed Sixteen Million Dollars ($16,000,000) (the “Cap”), provided that the Cap shall not apply to indemnified Losses resulting from or relating to (i) breaches of the Fundamental Representations or the representations in Section 3.16, (ii) obligations of the Sellers to the extent a breach results from fraud or intentional representation by any Seller, (iii) any failure to perform, nonfulfillment, nonobservance or breach or violation of, or default in the performance of, any covenant or agreement of any Seller or the Sellers’ Representative set forth in this Agreement, or in any other Transaction Documents, and (iv) the matters described in Sections 7.02(c) and (e).

(c)          The amount of any Loss for which indemnification is provided pursuant to this Article VII shall be net of (i) any amounts actually recovered by the Indemnified Party under its insurance policies or otherwise for such Loss; (ii) any related reserve in respect thereof resulting in a purchase price adjustment pursuant to Sections 2.03(c) and (d); and (iii) the reduction in current Tax liability of the Indemnified Party attributable to such Loss.

(d)          The Sellers shall not have any claim for contribution from or against the Company as a result of any indemnification or other payments made by any of the Sellers to any of the Purchaser Indemnified Parties pursuant to this Agreement.

(e)          Notwithstanding anything else in this Article VII to the contrary, no party shall be limited, at any time, from recovering any and all Losses incurred or suffered by it relating to or arising out of or in connection with fraud or intentional misrepresentation.

(f)          Neither the Basket Amount nor the Cap shall apply to Sellers’ indemnity obligations under Section 6.04(f) herein.

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Section 7.07         Cooperation.

The parties shall cooperate with any reasonable request of the other and make available, at the other’s expense, all information (but excluding privileged communications) necessary for the other to pursue any indemnification or reimbursement from a third party for any Losses in the event that the other elects to pursue such indemnification or reimbursement. The Sellers’ Representative shall fully cooperate with Purchaser in seeking and obtaining payment from the Sellers of all amounts due to Purchaser under this Agreement, including Sections 2.03(d), 6.04(b), 6.04(f) and this Article VII.

Article VIII. PRE- CLOSING COVENANTS OF COMPANY AND SELLERS

Section 8.01         Conduct of the Company’s Business.

(a)          The Company and Sellers hereby covenant and agree that, from the date hereof through and including the Closing Date, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Purchaser, the Company will and Sellers will take all actions within their control to cause the Company to:

(i)	operate only in the ordinary course of business;

(ii)	preserve intact its business organization, maintain its rights and ongoing operations, retain the services of its respective officers and key employees and maintain its relationship with its respective officers and key employees and maintain its relationship with its respective customers and suppliers;

(iii)	maintain and keep its properties and assets in good working order and condition, ordinary wear and tear excepted;

(iv)	keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; and

(v)	operate its business in compliance with all applicable Laws.

(b)          The Company and Sellers hereby covenant and agree that, from the date hereof through and including the Closing Date, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Purchaser, the Company shall not, and Sellers shall not permit the Company to:

(i)	allow or effect any sale, transfer, Lien or other disposition of any of the Company’s capital stock, except for the sale of the Shares to the Purchaser contemplated hereunder;

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(ii)	issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any capital stock of the Company, or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating the Company to issue or purchase any such shares or other convertible securities;

(iii)	effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization;

(iv)	amend its articles of incorporation or bylaws;

(v)	declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock of the Company, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company’s capital stock (or options, warrants or other rights convertible into, exercisable or exchangeable for such common stock);

(vi)	sell, lease, license, transfer or otherwise dispose of or grant any security interest in any of its properties or assets, including without limitation the sale of any accounts receivable of the Company, except for sales of assets in the ordinary course of business and consistent with past practice;

(vii)       make any capital investment in, or any loan to, any other Person except for normal travel and expense advances to employees consistent with past practices;

(viii)      make any capital expenditures or commitments therefor;

(ix)         make any loan to, or enter into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

(x)          other than (A) as expressly contemplated by any Material Contract or (B) payroll expenditures in the ordinary course of business consistent with past practice, make any expenditures or enter into any commitment or transaction involving expenditures exceeding $35,000 individually or $150,000 in the aggregate;

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(xi)         pay, discharge, waive or satisfy, in any amount in excess of $25,000 in any one case, or $100,000 in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Balance Sheet or trade payables and other obligations in the ordinary course of business consistent with past practices or any repayment of Indebtedness of the Company prior to Closing as contemplated by this Agreement or payment of any contributions or amounts required to correct any deficiencies and obtain compliance with respect to the Company’s 401(k) plan;

(xii)        adopt or change accounting methods or practices (including any change in depreciation or amortization policies) other than as required by GAAP or applicable Law;

(xiii)       (A) make or change any election in respect of Taxes, (B) adopt or change any accounting method in respect of Taxes, (C) settle any claim or assessment in respect of Taxes, (D) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or (E) file any income or other material Tax Return or amend any Tax Return unless a copy of such Tax Return or amended Tax Return has been delivered to Purchaser for review a reasonable time prior to filing and Purchaser has approved such Tax Return or amended Tax Return in writing, which approval may not be unreasonably delayed, conditioned or withheld;

(xiv)      revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(xv)       incur any Indebtedness or guarantee any Indebtedness of any Person or issue or sell any debt securities, or guarantee any debt securities of any Person;

(xvi)      waive or release any material right or claim, including any write-off or other compromise of any account receivable, other than in the ordinary course of business consistent with past practice;

(xvii)     commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against the Company or its affairs;

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(xviii)    (A) sell, lease, license or transfer to any Person any rights to any Company Owned IP or enter into any agreement or modify any existing agreement with respect to any Company Owned IP with any Person or with respect to any Intellectual Property of any third party, other than non-exclusive licenses of the Company Owned IP in connection with the sale of products or services to customers by Company in the ordinary course of business consistent with past practices or (B) purchase or license any Intellectual Property except in the ordinary course of business consistent with past practice;

(xix)       enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any of the Real Property Leases;

(xx)        amend or otherwise modify (or agree to do so) in any material respect the terms of any of the contracts or agreements set forth in the Disclosure Schedules, or violate any of the contracts or agreements set forth in the Disclosure Schedules;

(xxi)       acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(xxii)      enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement; or

(xxiii)     cancel or amend any insurance policy.

(c)          The Company and Sellers hereby covenant and agree that, from the date hereof through and including the Closing Date, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Purchaser, the Company shall not, and Sellers shall not permit the Company to:

(i)          hire, engage or terminate any employees, consultants or independent contractors of the Company or otherwise cause any employees, consultants or independent contractors to resign or terminate their relationship with the Company (other than for cause);

(ii)         change the remuneration or terms of employment of any employees, officers or directors of the Company or make any payment (except as required or contemplated by this Agreement), commitment or obligation of any kind for the payment (whether in cash, property or equity) of a severance payment, termination payment, retention payment, bonus or other additional compensation to any such person;

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(iii)        promote or demote any employees or change the employment status or titles of any of the employees of the Company;

(iv)        add or establish any new Plans; or

(v)         amend or terminate any Plans, other than as required by Law.

Section 8.02         Access to Books and Records.

The Company and Sellers hereby covenant and agree that, from the date hereof through and including the Closing Date:

(a)          The Company will promptly notify Purchaser in writing of any Company Material Adverse Effect. The Company will keep Purchaser informed of all material operational matters and business developments with respect to the Company’s business and its affairs.

(b)          The Sellers and the Company will provide the Purchaser and its representatives, for the purpose of the continuation of customary due diligence or for any other reasonable purpose, with access to the books and records of Company and Company’s business (including the opportunity to make copies of such books and records), to its assets and, subject to the receipt of reasonable prior notice from Purchaser and with the consent of Sellers’ Representative (which consent will not be unreasonably withheld, delayed or conditioned), to the officers, employees, agents, customers and accountants of the Company with respect to matters relating to Company’s business and will provide Purchaser and Purchaser’s representatives with such information concerning the Company, the Shares, the Company’s assets and business as Purchaser and/or Purchaser’s representative reasonably may request.

Section 8.03         Company’s Satisfaction of Closing Conditions.

The Company shall use Commercially Reasonable Efforts to cause the conditions to Closing set forth in Sections 10.01(b) and 10.02(b) and (c) to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article X hereof (other than those to be satisfied at the Closing). The Company shall, prior to Closing (i) pay any and all contributions or amounts as may be required to correct any deficiencies or non-compliance with respect to its 401(k) plan, and (ii) prepare and submit a voluntary request under the Voluntary Correction Program as promulgated pursuant to Internal Revenue Service Procedure 2008-50 (the “VCP Filing”) and use best efforts to obtain a compliance statement with respect to the Company’s 401(k) plan under ERISA, the Code and any other applicable Law.

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Section 8.04         Notification by Company.

(a)          From the date hereof until the Closing Date, the Company, the Sellers and the Sellers’ Representative shall provide prompt notice to the Purchaser in writing of any material variances from the representations and warranties contained in Articles III and IV, and of any other fact or event that constitutes a breach of the representations, warranties, covenants and agreements in this Agreement made by the Company, the Sellers or the Sellers’ Representative and of any event or occurrence which is likely to cause any such representation or warranty to be untrue or inaccurate on the Closing Date or is likely to result in the Company’s, the Sellers or the Sellers’ Representative’s failure to satisfy any covenant, agreement or condition to be complied with by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.04 shall not (i) limit or otherwise affect any remedies available to Purchaser or (ii) constitute an acknowledgment or admission of a breach of this Agreement; provided further that a party’s unintentional failure to give notice under this Section 8.04 shall not be deemed a covenant breach, but if such breach remains uncured as of the Closing, shall constitute only a breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be. Except as expressly set forth in Section 8.04(c) herein, no disclosure or notice by the Company, a Seller or the Sellers’ Representative pursuant to this Section 8.04(a) shall be deemed to amend or supplement the appropriate Disclosure Schedule delivered on the date hereof or prevent or cure any misrepresentation, breach of warranty or breach of covenant, condition or agreement.

(b)          With respect to any disclosure or notice by the Company, any Seller or Sellers’ Representative under this Section 8.04 that constitutes a breach giving rise to a right of termination under Article XI herein, the Purchaser shall have the right to (i) terminate this Agreement pursuant to Article XI or (ii) consummate and close the transactions described herein without waiving the breach, violation or condition, in which case Purchaser shall have any and all rights with respect to indemnification under Article VII for all Losses suffered or incurred by Purchaser arising out of said breach; provided, however, that nothing herein shall prevent the Company, any Seller or the Sellers’ Representative from curing or attempting to cure such breach or failure to satisfy such condition.

(c)          Notwithstanding anything contained in this Section 8.04 to the contrary, written notifications may be delivered by the Company to the Purchaser at any time prior to the date that is two Business Days prior to the Closing Date to supplement, as expressly permitted hereafter, solely the following sections of the Disclosure Schedules, in each case as is necessary to reflect any action of the Company occurring after the date of this Agreement that is required to be taken under this Agreement or permitted to be taken under this Article VIII, which would not result in a breach of any representation or warranty that corresponds to the section of the Disclosure Schedule so modified by such notification (and all cross references in the Disclosure Schedule will be disregarded for such purpose): Schedules 3.03 (No Conflict or Violation) and 3.04 (No Consent or Filing) may each be supplemented solely to note any notification or consent required under any new Government Contracts acquired by the Company after the date hereof and prior to the Closing Date; Schedule 3.06 (Financial Information) may be supplemented solely to include any updated Financial Statements of the Company as provided in Section 3.06 herein; Schedule 3.08 (Material Contracts) may be supplemented solely to add to the list and description of Material Contracts acquired by the Company after the date hereof and prior to the Closing Date and not to add any Loss Contracts; Schedule 3.16(a) (Intellectual Property) may be supplemented solely to add to the list of Intellectual Property; Schedule 3.20(m) (Preferential Treatment in Award of Government Contracts) may be supplemented solely to add any new, applicable contracts acquired by the Company after the date hereof and prior to the Closing Date; Schedule 3.20(n) (Outstanding Bids or Proposals) may be supplemented solely to add new bids or proposals submitted by the Company after the date hereof and prior to the Closing Date; Schedule 3.21 (Banking Relationships) may be supplemented solely to update the information set forth in such schedule; Schedule 3.24(a) (Accounts Receivable) may be supplemented solely to provide the updated list of Accounts Receivable required by Section 3.24(a) herein; Schedule 3.28 (Order Backlog) may be supplemented solely to add new purchase orders and contracts acquired by the Company after the date hereof and prior to the Closing Date and Schedule 3.29 (Government Furnished Equipment) may be supplemented solely to update the information set forth in such schedule. Any such notification will have the effect of qualifying, as of the Closing Date, only the representation or warranty that corresponds to the section of the Disclosure Schedule so modified by such notification (and all cross references in the Disclosure Schedule will be disregarded for such purpose) and curing any potential inaccuracy of such representation or warranty as measured as of the Closing Date that otherwise might have existed by reason of such action. Under no circumstances will any such notification qualify any representation or warranty as of the date of this Agreement or cure any breach of or otherwise release liability for any inaccuracy of any representation or warranty that existed as of the date of this Agreement.

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Section 8.05         No Solicitation.

(a)          Until the earlier of (i) the Closing, or (ii) the date of termination of this Agreement pursuant to the provisions of Article XI hereof, the Sellers and the Company shall not, and the Sellers and the Company shall direct the Company’s stockholders, officers, directors, employees, agents, affiliates, and advisors (each a “Company Representative”) not to (and shall not authorize or knowingly permit them to), directly or indirectly, take any of the following actions with any party other than Purchaser and its designees: (A) solicit, initiate, participate or knowingly encourage any negotiations or discussions with respect to any offer or proposal to acquire all or any portion of the Company’s business or properties, or any equity interest in the Company or shares of Company capital stock or any rights to acquire any shares of Company capital stock or other equity interests in the Company, regardless of the form of transaction (a “Competing Transaction”), or effect any such Competing Transaction, (B) disclose any information to any Person concerning the business or properties of the Company, or afford to any Person access to the Company’s properties, books or records other than in the ordinary course of business or in connection with the negotiation, execution and performance of this Agreement, (C) assist or cooperate with any Person to make any proposal regarding a Competing Transaction, or (D) enter into any agreement with any Person providing for a Competing Transaction. In the event that the Company or any Company Representative shall receive, prior to the Closing or the termination of this Agreement in accordance with Article XI hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (A), (C) or (D) above, or any request for disclosure or access as referenced in clause (B) above, the Company and the Sellers shall, or shall cause such Company Representative to, immediately (x) terminate, suspend or otherwise discontinue any and all discussions or other negotiations with such Person with regard to such offers, proposals, or requests and (y) notify Purchaser thereof, including the terms and conditions of such proposal or inquiry, in reasonable detail.

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(b)          The Parties hereto agree that irreparable harm would occur in the event that the provisions of Section 8.05(a) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the Parties thereto that Purchaser shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of Section 8.05(a) and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Purchaser may be entitled at Law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in Section 8.05(a) by (i) the Sellers’ Representative, any Seller, or any agent, representative or affiliate of such Seller or (ii) any officer, director, agent, representative or affiliate of the Company, shall be deemed to be a breach of this Agreement by the Company.

Article IX. PRE-CLOSING COVENANTS OF PURCHASER

Section 9.01         Notification by Purchaser.

From the date hereof until the Closing Date, the Purchaser shall provide prompt notice to the Company in writing of any material variances from the representations and warranties contained in Article V, and of any other fact or event that constitutes a breach of the representations, warranties, covenants and agreements in this Agreement made by the Purchaser or Parent and of any event or occurrence which is likely to cause any such representation or warranty to be untrue or inaccurate on the Closing Date or is likely to result in the Purchaser’s or the Parent’s failure to satisfy any covenant, agreement or condition to be complied with by them hereunder; provided, however, that the delivery of any notice pursuant to this Section 9.01 shall not (a) limit or otherwise affect any remedies available to Company or (b) constitute an acknowledgment or admission of a breach of this Agreement; provided further that a party’s unintentional failure to give notice under this Section 9.01 shall not be deemed a covenant breach, but if such breach remains uncured as of the Closing, shall constitute only a breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be. No disclosure or notice by the Purchaser pursuant to this Section 9.01 shall be deemed to amend or supplement the appropriate Disclosure Schedule delivered on the date hereof or prevent or cure any misrepresentation, breach of warranty or breach of covenant, condition or agreement. With respect to any disclosure or notice by the Purchaser under this Section 9.01 that constitutes a breach giving rise to a right of termination under Article XI herein, the Company shall have the right to (a) terminate this Agreement pursuant to Article XI or (b) consummate and close the transactions described herein without waiving the breach, violation or condition, in which case the Sellers shall have any and all rights with respect to indemnification under Article VII for all Losses suffered or incurred by them arising out of said breach; provided, however, that nothing herein shall prevent the Purchaser from curing or attempting to cure such breach or failure to satisfy such condition.

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Section 9.02         Purchaser’s Satisfaction of Closing Conditions.

The Purchaser shall use all Commercially Reasonable Efforts to cause the conditions to Closing set forth in Sections 10.01(b) and 10.03(a) to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article X (other than those to be satisfied at the Closing). Purchaser shall use Commercially Reasonable Efforts to satisfy the conditions set forth in the Commitment Letter and to negotiate and execute loan document with RBC and any other lenders thereunder providing for financing for Purchaser in the amounts and under terms and conditions substantially the same as those contained in the Commitment Letter, or in the event such financing is not available, to obtain alternate financing from other lenders under terms and conditions satisfactory to Purchaser and Parent.

Article X. CONDITIONS TO CLOSING

Section 10.01       Conditions to Obligations of Each Party.

The obligations of the Parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a)          No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall have determined that any applicable Law makes illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such applicable Law to such effect shall be pending. There shall be no action, suit, claim or proceeding of any nature pending, or threatened in writing, against Purchaser, Parent, the Company or the Sellers or any of their respective properties arising out of, or in any way connected with, the transactions contemplated by this Agreement.

(b)          Governmental Approvals. The Parties shall have made all filings with and received all consents, approvals, authorizations and clearances of Governmental Authorities required to consummate the transactions herein contemplated.

Section 10.02       Conditions to Obligations of Purchaser and Parent.

The obligations of Purchaser and Parent to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Purchaser) on or prior to the Closing Date of the following additional conditions:

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(a)          Funding Contingency. On or before the Closing Date, Purchaser shall have secured adequate funding and/or financing to pay the cash portion of the Aggregate Consideration set forth herein, by having received the financing under the Senior Credit Facilities contemplated by the Commitment Letter, or if such financing is not available, the Purchaser shall have received alternate financing from one or more lenders and/or investors on terms and conditions satisfactory to the Purchaser and Parent.

(b)          Representations; Performance. (i) Each of the representations and warranties of the Sellers and Company contained in this Agreement (other than those representations and warranties that address matters as of particular dates) shall be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except for representations and warranties that are qualified as to materiality, which shall be true and correct in all respects as written on the Closing Date and (ii) the representations and warranties of the Sellers and Company in this Agreement that address matters as of particular dates shall be true and correct as of such dates (subject to subjection (i) above). Company, Sellers and Sellers’ Representative shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by any of them prior to or on the Closing Date, including all deliveries set forth in Section 2.06. Company, Sellers and Sellers’ Representative shall have delivered to Purchaser a certificate, dated the Closing Date, to the foregoing effect and to the effect of Section 10.02(c).

(c)          No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

Section 10.03       Conditions to Obligations of Sellers and the Company.

The obligation of Sellers and Company to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Sellers and the Company), on or prior to the Closing Date, of the following additional conditions:

(a)          Representations; Performance. (i) Each of the representations and warranties of the Purchaser and Parent contained in this Agreement (other than those representations and warranties that address matters as of particular dates) shall be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except for representations and warranties that are qualified as to materiality, which shall be true and correct in all respects as written on the Closing Date and (ii) the representations and warranties of the Purchaser and Parent in this Agreement that address matters as of particular dates shall be true and correct as of such dates (subject to subjection (i) above). Purchaser and Parent shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by any of them prior to or on the Closing Date, including all deliveries set forth in Section 2.07. Purchaser and Parent shall have delivered to Sellers a certificate, dated the Closing Date, to the foregoing effect signed by its duly authorized officers.

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Article XI. TERMINATION

Section 11.01       Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written agreement of the Company, Sellers’ Representative (on behalf of the Sellers) and Purchaser;

(b)          by Purchaser or the Company by written notice if: (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions described herein; or (ii) there shall be any Law enacted, promulgated or issued or deemed applicable to the transactions described herein by any Governmental Authority that would make consummation of the transactions described herein illegal;

(c)          by the Company and the Sellers’ Representative (on behalf of the Sellers), by written notice, if the Closing shall not have occurred by the Outside Date, and such failure is due to a failure of the Purchaser and Parent to fulfill the conditions set forth in Section 10.02(a) (because the funding contingency has not been satisfied by the Outside Date) or Section 10.03(a) or a material default by Purchaser or Parent hereunder, so long as the Company, Sellers and Sellers’ Representative are not in material breach of their obligations hereunder;

(d)          by Purchaser, by written notice, if the Closing shall not have occurred by the Outside Date and such failure is due to a failure of the Company, any Seller or the Sellers’ Representative to fulfill the conditions set forth in Section 10.02(b) or a material default by Company or any Seller hereunder, so long as the Purchaser is not in material breach of its obligations hereunder;

(e)          by Purchaser, by written notice, if it is not in material breach of its obligations under this Agreement and there has been a breach by the Company or Sellers of the obligation set forth in Section 8.05(a) herein;

(f)          by the Company and the Sellers’ Representative (on behalf of the Sellers), by written notice, if the Purchaser or Parent has committed a material breach of any provision of this Agreement that has not been cured within the earlier of (i) the Outside Date or (ii) twenty (20) calendar days after written notice thereof to Purchaser; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(g)          by the Purchaser, by written notice, if the Company, any Seller or Sellers’ Representative has committed a material breach of any provision of this Agreement that has not been cured within the earlier of (i) the Outside Date or (ii) twenty (20) calendar days after written notice thereof to the breaching party; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(h)          by the Purchaser, by written notice, if after the date of this Agreement a Company Material Adverse Effect has occurred.

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Section 11.02       Effect of Termination.

(a)          In the event of a valid termination of this Agreement as provided in Section 11.01, (i) this Agreement shall immediately become void and of no further force and effect (other than this Section 11.02(a) and (b), Section 6.02, Article XII, and the applicable definitions set forth in Article I of this Agreement, which shall remain in full force and effect and survive any termination of this Agreement; and provided further, that the parties’ obligations under the Mutual Nondisclosure Agreement dated as of April 4, 2012 by and between the Company and the Purchaser (the “NDA”) and the binding obligations of the Confidential Term Sheet dated April 4, 2012 between the Purchaser and the Company (the “Term Sheet”) will survive any termination of this Agreement and (ii) there shall be no liability on the part of the Purchaser and the Parent, on the one hand, and the Company and the Sellers, on the other hand, to one another, except as provided in Section 11.02(b) below.

(b)          In the event this Agreement is terminated by Purchaser pursuant to Sections 11.01(e) or (g), the Purchaser shall be entitled to recover breach damages from the Company (“Purchaser’s Breach Damages”), which shall be in lieu of any other rights and remedies the Purchaser may have arising from termination of this Agreement pursuant to Sections 11.01(e) or (g), including any right to seek specific performance with respect to the transactions contemplated herein. In the event this Agreement is terminated by the Company pursuant to Section 11.01(f), the Company shall be entitled to recover breach damages from the Purchaser (“Company’s Breach Damages”), which shall be in lieu of any other rights and remedies the Company may have arising from termination of this Agreement pursuant to Section 11.01(f), including any right to seek specific performance with respect to the transactions contemplated herein. In the event this Agreement is terminated by the Company pursuant to Section 11.01(c), Purchaser agrees to pay Company in immediately available funds by wire transfer an amount equal to Four Million Dollars ($4,000,000) (“Purchaser Termination Fee”) within ten (10) Business Days after termination of the Agreement; said Purchaser Termination Fee shall be in lieu of any other rights and remedies the Company may have arising from termination of this Agreement pursuant to Section 11.01(c), including any right to seek specific performance with respect to the transactions contemplated herein or any other Losses incurred by the Company resulting therefrom. In the event this Agreement is terminated by the Purchaser pursuant to Section 11.01(d), Company agrees to pay Purchaser in immediately available funds by wire transfer an amount equal to Four Million Dollars ($4,000,000) (“Company Termination Fee”) within ten (10) Business Days after termination of the Agreement; said Company Termination Fee shall be in lieu of any other rights and remedies the Purchaser may have arising from termination of this Agreement pursuant to Section 11.01(d), including any right to seek specific performance with respect to the transactions contemplated herein or any other Losses incurred by the Purchaser resulting therefrom.

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Article XII. GENERAL PROVISIONS

Section 12.01       Notices.

All notices, demands, requests or other communications which may be or are required to be given or made by any Party to any other Party pursuant to this Agreement or any other Transaction Document shall be in writing, hand delivered (including delivery by overnight courier) or transmitted by facsimile and addressed as follows:

If to the Sellers:

As set forth in the signature pages hereto

with copies (which shall not constitute notice) to:

Robert M. Ercole, Esquire

Neuberger Quinn Gielen Rubin Gibber P.A.

One South Street, 27th Floor

Baltimore, MD 21202

Fax: 410-332-8563

If to the Company (pre-Closing):

Poole & Associates, Inc.

10820 Guilford Road, Suite 201

Annapolis Junction, MD 20701

Attn: Michael Poole

Fax: 301-617-0094

with copies (which shall not constitute notice) to:

Robert M. Ercole, Esquire

Neuberger Quinn Gielen Rubin Gibber P.A.

One South Street, 27th Floor

Baltimore, MD 21202

Fax: 410-332-8563

If to the Sellers’ Representative:

Michael Poole

10820 Guilford Road, Suite 201

Annapolis Junction, MD 20701

Fax: 301-617-0094

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with copies (which shall not constitute notice) to:

Robert M. Ercole, Esquire

Neuberger Quinn Gielen Rubin Gibber P.A.

One South Street, 27th Floor

Baltimore, MD 21202

Fax: 410-332-8553

If to the Purchaser:

The KEYW Corporation

7740 Milestone Parkway, Suite 400

Hanover, MD 21076

Attention: Philip Luci, Jr., General Counsel

Fax: (443) 733-1601

and with copies (which shall not constitute notice) to:

Astrachan Gunst Thomas Rubin, P.C.

217 E. Redwood Street, Suite 2100

Baltimore, MD 21202

Attention: Donna M.D. Thomas, Esq.

Fax: (410) 783-3530

or such other address as the addressee may indicate by written notice.

Each notice, demand, request or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (the affidavit of messenger or (with respect to a fax) the confirmation sheet being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

Section 12.02         Waiver.

No delay or failure on the part of any Party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any Party hereto unless made in writing and signed by the Party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

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Section 12.03       Benefit and Assignment.

Neither the Sellers, Sellers’ Representative nor the Company, on the one hand, nor the Purchaser, on the other hand, shall assign this Agreement, in whole or in part, whether by operation of Law or otherwise without the prior written consent of the other. Any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. No Person other than the Parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the Parties hereto, and the representations and warranties, covenants and other agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Parties hereto or their respective successors and assigns as permitted hereunder.

Section 12.04       Amendment.

No amendment, modification, supplement or waiver of this Agreement shall be binding unless executed in writing by the Sellers, Sellers’ Representative, the Company and the Purchaser.

Section 12.05       Severability.

If any part of any provision of this Agreement or any other Transaction Document shall be invalid or unenforceable under applicable Law, such part shall be ineffective to the extent of such invalidity or unenforceability only (except as provided in Section 6.01(d)), without in any way affecting the remaining parts of such provisions or the remaining provisions hereof or of said agreement, document or writing.

Section 12.06       Governing Law; Waiver of Jury Trial; Submission to Jurisdiction.

(a)          This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the Laws of the State of Maryland, excluding the choice of Law rules thereof.

(b)          THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER EXISTING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN OR AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

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(c)          Each of the Sellers’ Representative, the Sellers and the Purchaser agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by a Party hereto or its successors or assigns shall be brought and determined in the federal or state courts of Maryland and each of the Sellers’ Representative, the Sellers and the Purchaser hereby submits with regard to any such action or proceeding for himself/herself/itself and in respect to his/her/its property, generally and unconditionally, to the jurisdiction of the aforesaid courts. Each of the Sellers’ Representative, the Sellers and the Purchaser hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that he/she/it is not personally subject to the jurisdiction of the above named courts for any reason, (ii) that he/she/it or his/her/its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through judgment or otherwise), and (iii) to the fullest extent permitted by applicable law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by either such court.

(d)          Notwithstanding anything to the contrary in this Section 12.06 (i) any claims or disputes relating to this Agreement brought against RBC shall be governed by New York law; and (ii) any legal action or proceeding with respect to this Agreement brought against RBC shall be in the exclusive jurisdiction of any New York state or federal court sitting in the Borough of Manhattan, New York, New York.

Section 12.07       Specific Performance.

The Parties hereto acknowledge and agree that the breach by any of them of this Agreement would cause irreparable damage to the other Parties hereto and that they will not have an adequate remedy at Law. Therefore, except as otherwise provided in Section 11.02 herein, the obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies at Law or otherwise which any Party may have under this Agreement or otherwise.

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Section 12.08       Interpretation.

When a reference is made in this Agreement to a Section, subsection, Exhibit or Schedule, such reference shall be to a Section, subsection, Exhibit or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement, in any Schedules and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Schedule and not otherwise defined shall have the meaning given to such term in this Agreement. Unless the context clearly requires otherwise, whenever the words “include”, “includes”, “including”, “such as” or terms of similar meaning are used in this agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein”, “hereby” and “hereunder” and terms of similar meaning when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms. Any agreement or instrument defined or referred to herein means such agreement or instrument as from time to time amended, modified or supplemented as permitted herein or therein. References to a Person are also to its permitted successors and assigns. Pronouns of one gender shall include all genders. All accounting conventions shall be consistent with GAAP unless otherwise specified. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement. All references to “Dollars” or “$” shall be to U.S. Dollars unless otherwise specified. All references to “days” shall mean calendar days unless Business Days are specified.

Section 12.09       Signature in Counterparts.

This Agreement may be executed in separate counterparts (whether transmitted by facsimile or other electronic means) none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

Section 12.10       Remedies Cumulative.

Except as otherwise expressly provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.

Section 12.11       Entire Agreement.

This Agreement (including the Recitals which are incorporated in and made a part of this Agreement), together with all Exhibits and Schedules hereto and the Transaction Documents, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. The Parties acknowledge and agree that Parent has joined in this Agreement for the limited purpose of making the representations and warranties set forth in Article V herein, and for no other purpose.

Section 12.12       Attorneys’ Fees.

If any Party hereto initiates any legal action arising out or in connection with this Agreement, the prevailing Party in such action, as determined by the court, shall be entitled to recover from the other Party all reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing Party in connection therewith.

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Section 12.13       Electronic Delivery.

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The KEYW Corporation

By:	/s/ Leonard E. Moodispaw
Name: Leonard E. Moodispaw
Title: Chief Executive Officer

The KEYW Holding Corporation

By:	/s/ Leonard E. Moodispaw
Name: Leonard E. Moodispaw
Title: Chief Executive Officer

[Sellers’ Signature Pages to Follow]

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Sellers’ Signature Page to

The KEYW Corporation

The KEYW Holding Corporation

Poole & Associates, Inc.

The Stockholders of Poole & Associates, Inc.

and

The Sellers’ Representative

Stock Purchase Agreement

Poole & Associates, Inc.

By:	/s/ Michael Poole
Name: Michael Poole
Title: President

Sellers’ Representative:

By:	/s/ Michael Poole
Name: Michael Poole

Address:
440 Bear Branch Road
Westminster, MD 21157

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Seller

Signature:	/s/ Michael Poole

Printed Name:	Michael Poole

Address:
440 Bear Branch Road
Westminster, MD 21157

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Seller

Signature:	/s/ Jeannette Martin

Printed Name:	Jeannette Martin

Address:
4889 Ilchester Road
Ellicott City, MD 21043

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Seller

Signature:	/s/ Kimberly Wiley

Printed Name:	Kimberly Wiley

Address:
2625 Thornbrook Road
Ellicott City, MD 21042

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Seller

Signature:	/s/ Theresa Servais

Printed Name:	Theresa Servais

Address:
1648 Coolidge Avenue
Severn, MD 21144

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Seller

Signature:	/s/ Janet Schoenfeld

Printed Name:	Janet Schoenfeld

Address:
9510 Red Apple Lane
Columbia, MD 21046

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Seller

Signature:	/s/ David Baer

Printed Name:	David Baer

Address:
3033 Greenway Drive
Ellicott City, MD 21042

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Seller

Signature:	/s/ Lauren Szwed

Printed Name:	Lauren Szwed

Address:
2111 Saint Heather Lane
Gambrills, MD 21054

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